Exhibit 4.1

EXECUTION VERSION

IMPLEMENTATION AGREEMENT

BY AND BETWEEN

ADVANTEST CORPORATION

AND

VERIGY LTD.

Dated as of March 28, 2011

TABLE OF CONTENTS

Article I

THE TRANSACTION

i

INDEX OF DEFINED TERMS

Term	Reference
401(k) Plans	5.11(e)
Acceptance Time	Annex I
Acquiror	Preamble
Acquiror Disclosure Schedules	3.5
Acquiror Necessary Consents	3.2(c)
Acquisition	Recitals
Acquisition Proposal	7.3(b)(v), 5.4(g)(i)
ACRA	5.1(a)(v)
ADR	5.11(b)(i)
Agreement	Preamble
Alternative Transaction	7.3(b)(v)
Antitrust Laws	2.3(c)
Approval	2.12(d)(ii)
Assumed Option	5.11(b)(i)
Briefings	5.7(b)
business day	8.3(a)
Cashed-Out Company Options	5.11(b)(ii)
Certificate	1.5
Change of Recommendation	5.4(d)(i)
Change of Recommendation Notice	5.4(d)(i)(2)
Closing Date	5.1(a)(v)
Company	Preamble
Company Balance Sheet	2.4(b)
Company Benefit Plan	2.12(a)(i)
Company Board Approval	2.17
Company Charter Documents	2.1(b)
Company Convertible Notes	2.2(a)
Company Current Employees	5.11(c)
Company Designated SEC Reports	8.3(b)
Company Disclosure Schedule	Article II
Company Employee	2.12(a)(ii)
Company Employee Agreement	2.12(a)(iv)
Company Employee Shares Purchase Plan	2.2(c)
Company Environmental Permits	2.14(d)
Company Financials	2.4(b)
Company International Plan	2.12(m)(i)
Company IP	2.7(a)(i)
Company IP Contract	2.7(a)(ii)
Company Lease	2.13(a)
Company Leased Property	2.13(a)
Company Licensed IP	2.7(a)(iii)
Company Material Contract	2.15(a)
Company Necessary Consents	2.3(c)
Company Options	2.2(c)
Company Owned Property	2.13(b)
Company Permits	2.8(b)
Company Products	2.7(a)(iv)
Company Real Property	2.13(b)
Company Registered Intellectual Property	2.7(a)(v)

Term	Reference
Company Restricted Share Unit	2.2(b)
Company Restricted Shares	2.2(b)
Company SEC Reports	2.4(a)
Company Share Plans	2.2(c)
Company Third Party IP Contract	2.7(a)(vi)
Confidentiality Agreement	5.5(a)
Contract	3.2(b)
Court	5.1(a)(i)
D&O Insurance	5.12(b)
DOJ	5.7(a)
Domain Names	2.7(a)(vii)
Effect	8.3(d)
Effective Time	5.1(a)(v)
Environment	2.14(a)(ii)
Environmental Law	2.14(a)(iii)
Environmental Matters	2.14(i)
ERISA Affiliate	2.12(a)(iii)
Exchange Act	Annex I, 2.3(c)
Exchange Ratio	5.11(b)(i)
Fairness Opinion	2.18
FTC	5.7(a)
GAAP	2.4(b)
Government Official	2.8(c)(i)
Governmental Entity	3.2(c)
Hazardous Material	2.14(b)
HSR Act	3.2(c)
Identified Option Holder	5.11(b)(i)
include, includes and including	8.3(a)
Indemnification Agreements	5.12(a)
Indemnified Parties	5.12(a)
Independent Financial Advisor	5.1(a)(ii)
Individual Insurance	5.12(a)(i)
Information Statement	Annex I
Initial Offer Expiration Date	Annex I
Intellectual Property	2.7(a)(vii)
Intervening Event	5.4(d)(ii)
Know-How	2.7(a)(vii)
Knowledge	8.3(c)
Laws	2.2(d)
Legal Requirements	2.2(d)
Liens	3.2(b)
LTX-Credence Merger Agreement	2.21
made available	8.3(a)
Matching Bid	5.4(d)(i)(3)
Material Adverse Effect	8.3(d)
Minimum Tender Condition	Annex II
Morgan Stanley	2.10
Nasdaq	2.4(e)
Necessary Consents	2.3(c)
Offer	1.1(b)

v

Term	Reference
Offer Closing	Annex I
Offer Closing Date	Annex I
Offer Conditions	Annex I
Offer Documents	Annex I
Offer End Date	Annex I
Offer Price	Annex I
Offer Shares	Annex I
Permits	2.8(b)
Person	8.3(e)
PTO	2.7(b)(i)
Qualifying Amendment	5.2(c)
Recommendation	5.3(b)
Record Date	5.1(a)(iv)
Reference Date	2.2(a)
Registered Intellectual Property	2.7(a)(viii)
Release	2.14(a)(i)
Relevant Documents	5.1(a)(i)
Representatives	5.4(a)
Sarbanes-Oxley Act	2.4(d)
Schedule 14D-9	Annex I
Schedule TO	Annex I
Scheme Announcement	1.1(a)
Scheme Clearance Date	5.1(a)(iii)
Scheme Court Order	5.1(a)(iv)
Scheme Document	5.1(a)(i)
Scheme of Arrangement	Recitals
Scheme Price	1.1(a)
Scheme Shareholders	1.1(a)
Scheme Shares	1.1(a)
SEC	5.1(a)(i)
Section 409A	2.12(i)
Securities Act	2.4(a)
SIC	5.1(a)(i)
Significant Subsidiary	2.1(b)
Singapore Code	5.1(c)
Subsequent Offering Period	Annex I
Subsidiary	2.1(a)
Subsidiary Charter Documents	2.1(b)
Superior Offer	5.4(g)(ii)
Tax	2.6(a)(i)
Tax Returns	2.6(a)(ii)
Taxes	2.6(a)(i)
Termination Date	7.1(b)
Termination Fee	7.3(b)(i)
the business of	8.3(a)
Triggering Event	7.1(f)
URLs	2.7(a)(vii)

INDEX OF ANNEXES AND SCHEDULES

ANNEX I	The Offer
ANNEX II	Conditions to the Offer
Schedule 5.11(b)	Identified Option Holders
Schedule 6.1(f)	Antitrust Laws Jurisdictions
Schedule 6.3(e)	Contract Consents

IMPLEMENTATION AGREEMENT

This IMPLEMENTATION AGREEMENT (this “Agreement”) is made and entered into as of March 28, 2011, by and between Advantest Corporation, a corporation organized under the laws of Japan (“Acquiror”), and Verigy Ltd. (Company Registration No. 200601091C), a corporation organized under the laws of Singapore with its registered address at No. 1 Yishun Ave 7, Singapore 768923 (the “Company”).

RECITALS

A. WHEREAS, Acquiror proposes to acquire the entire issued share capital of the Company (the “Acquisition”) subject to, and Acquiror and the Company have agreed in good faith to implement the Acquisition upon, the terms and conditions set forth in this Agreement.

B. WHEREAS, the respective Boards of Directors of Acquiror and the Company have adopted, approved and declared the advisability of this Agreement, the Acquisition and the transactions contemplated hereby.

C. WHEREAS, the Board of Directors of the Company has resolved to recommend to its shareholders approval of this Agreement.

D. WHEREAS, the Board of Directors of the Company has authorized that a Scheme of Arrangement be proposed to the holders of Company Ordinary Shares under Section 210 of the Companies Act, Chapter 50 of Singapore law (the “Scheme of Arrangement”).

E. WHEREAS, each of Acquiror and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Acquisition and also to prescribe certain conditions to the Acquisition.

NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

THE TRANSACTION

Section 1.1 Structure.

(a) Subject to and upon the terms and conditions of this Agreement, the parties hereto shall effect the Acquisition by way of the Scheme of Arrangement. The Company agrees to propose the Scheme of Arrangement under which, inter alia, (i) all issued Company Ordinary Shares other than those held by or on behalf of Acquiror or its Subsidiaries (the “Scheme Shares”) will be transferred to Acquiror fully paid, free from all Liens and together with all rights, benefits and entitlements attaching thereto as of the date of this Agreement, including the right to receive and retain all dividends, rights and other distributions (if any) declared, paid or made by the Company on or after the date of this Agreement, and (ii) in consideration for the transfer of the Scheme Shares, the holders of Scheme Shares (the “Scheme Shareholders”) will receive a payment from Acquiror of US$15.00 in cash per share, without any interest thereon, but subject to any withholding and any other Taxes (the “Scheme Price”). Subject to the terms and conditions of this Agreement, the parties shall implement the Scheme of Arrangement in accordance with the requirements of Section 5.1, Section 5.2 and Section 5.3. The parties shall procure the release of the joint announcement of Acquiror and the Company of the proposed Scheme of Arrangement in the form agreed by the parties (the “Scheme Announcement”) on the date of this Agreement.

(b) Notwithstanding Section 1.1(a), subject to the prior written consent of the Company (which may be granted or withheld by the Company in its sole discretion), Acquiror shall have the right to elect to effect the Acquisition by way of a takeover offer pursuant to the terms and conditions set forth in Annexes I and II

(the “Offer”) in lieu of proceeding by way of the Scheme of Arrangement, whether or not the Scheme Document has been dispatched. If the Acquiror elects to effect the Acquisition by way of an Offer, and the Company consents to such election in its sole and absolute discretion, Section 5.1 and Article VI (to the extent that such provisions relate only to the Scheme of Arrangement) will not apply but Annexes I and II will apply, and the other provisions of this Agreement, to the extent applicable to the implementation of the Acquisition by way of an Offer, will continue to apply mutantis mutandis to such Offer.

Section 1.2 Stock Options; Stock-Based Awards. In connection with the Acquisition, all Company Options and Company Restricted Share Units under Company Share Plans shall be treated as set forth in Section 5.11.

Section 1.3 Withholding Rights. Acquiror, and any paying agent of Acquiror, shall be entitled to deduct and withhold from any amounts payable pursuant to this Agreement to any holder of Company Ordinary Shares, Company Options or Company Restricted Share Units such amounts as Acquiror (or its paying agent) are required to deduct and withhold with respect to the making of such payment under the Code or under any provision of state, local or foreign Tax law or under any other applicable Legal Requirements, and to collect IRS Forms W-8 or W-9, as applicable, or similar information from the recipients of payments hereunder. To the extent such amounts are so deducted or withheld, the amount of such consideration shall be treated for all purposes under this Agreement as having been paid to the Person to whom such consideration would otherwise have been paid.

Section 1.4 No Liability. None of Acquiror, its paying agent or the Company shall be liable to any person in respect of any cash otherwise payable to any holder of Company Ordinary Shares, Company Options or company Restricted Share Units pursuant to this Agreement delivered to a public official pursuant to any applicable abandoned property, escheat or similar Legal Requirement. If any Company Ordinary Shares shall not have been surrendered immediately prior to the date on which any cash in respect of such shares would otherwise escheat to or become the property of any Governmental Entity, any such cash in respect of such shares shall, to the extent permitted by applicable Legal Requirement, become the property of Acquiror, free and clear of all claims or interest of any person previously entitled thereto.

Section 1.5 Lost, Stolen or Destroyed Certificates. In the event any certificates representing Company Ordinary Shares (“Certificate”) shall have been lost, stolen or destroyed, Acquiror or its paying agent shall issue in exchange for such lost, stolen or destroyed certificates, upon the making of an affidavit of that fact by the holder thereof, the consideration to which the holder thereof is entitled pursuant to this Article I (or in the event the Acquisition is effected by way of the Offer, Annex I); provided, however, that Acquiror may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against it or its paying agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF

THE COMPANY

Except as disclosed in the Company Designated SEC Reports or as set forth in the disclosure schedule delivered by the Company to Acquiror dated as of the date hereof (the “Company Disclosure Schedule”), the Company represents and warrants to Acquiror as follows:

Section 2.1 Organization; Standing; Charter Documents; Subsidiaries.

(a) Organization; Standing and Power. The Company is a public company limited by shares. Each of the Company’s Subsidiaries is a corporation or other organization. Each of the Company and its Subsidiaries (i) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization (except to the extent such concepts are not recognized or applicable under the laws of the jurisdiction in which any such entity is organized), (ii) has the requisite corporate or other organizational power and authority to own, lease and operate its properties and to carry on its business as now being conducted and (iii) is duly qualified or licensed and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary other than in such jurisdictions where the failure to be so organized, existing and in good standing or so qualified, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole. For purposes of this Agreement, “Subsidiary” when used with respect to any party, shall mean any corporation or other organization, whether incorporated or unincorporated, of which (i) such party or any other Subsidiary of such party is a general partner, manager or managing member, (ii) such party or any Subsidiary of such party owns in excess of a majority of the outstanding equity or voting securities or interests or (iii) such party or any Subsidiary of such party has the right to elect at least a majority of the board of directors or others performing similar functions with respect to such corporation or other organization.

(b) Charter Documents. The Company has delivered or made available to Acquiror true and correct copies of (i) the memorandum and articles of association of the Company, as amended to date (the “Company Charter Documents”) and (ii) the certificate of incorporation and bylaws, or like organizational documents, each as amended to date (collectively, “Subsidiary Charter Documents”), of each Significant Subsidiary (as defined in Rule 1.02 of Regulation S-X promulgated by the SEC, a “Significant Subsidiary”), and each such instrument is in full force and effect. The Company is not in violation of any of the provisions of the Company Charter Documents, and each Subsidiary of the Company is not in violation of its respective Subsidiary Charter Documents.

(c) Minutes. The Company has made available to Acquiror and its representatives true and complete copies of the minutes of all meetings of the shareholders, the Board of Directors and each committee of the Board of Directors of the Company held since November 1, 2008.

(d) Subsidiaries. Section 2.1(d) of the Company Disclosure Schedule lists each Subsidiary of the Company and indicates each Significant Subsidiary of Company, identifying for all Subsidiaries the percentage of each Subsidiary’s outstanding capital stock owned by the Company or another Subsidiary or affiliate of the Company. All the outstanding shares of capital stock of, or other equity or voting interests in, each such Subsidiary have been duly authorized and validly issued and are fully paid and, where applicable as a legal concept, nonassessable and are owned by the Company, a wholly-owned Subsidiary of the Company, or the Company and another wholly-owned Subsidiary of the Company, free and clear of Liens, including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests, except for restrictions imposed by applicable securities laws. Other than the Subsidiaries of the Company, the Company does not own, directly or indirectly, any securities or capital stock of, or other equity or voting interests of any nature in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any other Person, excluding securities in any publicly traded company held for investment by the Company and comprising less than one percent (1%) of the outstanding stock of such company.

Section 2.2 Capital Structure.

(a) Capital Stock. At the close of business on March 16, 2011 (the “Reference Date”), (i) 60,755,228 Company Ordinary Shares were issued and outstanding and (ii) 10,524,307 Company Ordinary Shares are issuable upon conversion of the Company’s 5.25% Convertible Notes Due 2014 (the “Company Convertible Notes”). No Company Ordinary Shares are owned or held by any Subsidiary of the Company. All of the outstanding Company Ordinary Shares are, and all Company Ordinary Shares which may be issued as contemplated or permitted by this Agreement will be, when issued, duly authorized and validly issued and fully paid and not subject to any preemptive rights.

(b) Company Restricted Shares and Company Restricted Share Units. As of the close of business on the Reference Date, there are no Company Restricted Shares outstanding. Section 2.2(c) of the Company Disclosure Schedule sets forth (A) the name of each holder of Company Restricted Share Units, (B) the number of Company Ordinary Shares subject to each Company Restricted Share Unit, (C) the date on which such Company Restricted Share Unit was granted, (D) the applicable vesting and settlement and/or delivery schedule for such Company Restricted Share Unit, any provisions for the acceleration of vesting and whether the vesting is time or performance based, and (E) the extent to which such Company Restricted Share Unit has vested or settled as of the Reference Date. There are no commitments or agreements to which Company is bound obligating Company to waive its right of repurchase or forfeiture with respect to any Company Restricted Shares or Company Restricted Share Unit as a result of the Acquisition (whether alone or upon the occurrence of any additional or subsequent events). For purposes of this Agreement, “Company Restricted Shares” shall mean Company Ordinary Shares that are unvested or subject to a Contract pursuant to which Company has the right or obligation to repurchase, redeem or otherwise reacquire such Company Ordinary Shares, including by forfeiture, and “Company Restricted Share Unit” shall mean all restricted share units and rights to receive Company Ordinary Shares or an amount in cash measured by the value of a number of Company Ordinary Shares.

(c) Stock Options. As of the close of business on the Reference Date: (i) 5,121,366 Company Ordinary Shares were subject to issuance pursuant to outstanding Company Options (as defined below) to purchase Company Ordinary Shares under the applicable Company Share Plans (as defined below) (equity or other equity-based awards, whether payable in cash, shares or otherwise, whether or not granted under or pursuant to the Company Share Plans, other than Company Restricted Shares or Company Restricted Share Units, are referred to in this Agreement as “Company Options”), and (ii) 4,336,867 Company Ordinary Shares are reserved for future issuance under the Company Share Plans, including 746,812 shares reserved for issuance under Company’s 2006 Employee Shares Purchase Plan (the “Company Employee Shares Purchase Plan”). Section 2.2(c) of the Company Disclosure Schedule sets forth a complete and accurate list of all stock option plans or any other plan or agreement adopted by Company that provides for the issuance of equity to any Person (the “Company Share Plans”). Company has made available to Acquiror complete and accurate copies of all Company Share Plans and the forms of all award agreements evidencing outstanding awards under such plans. Company has made available to Acquiror a true and complete list of each Company Option outstanding as of the Reference Date, and (1) the particular Company Share Plan or other arrangement pursuant to which such Company Option was granted, (2) the name of the holder of such Company Option, (3) the number of Company Ordinary Shares subject to such Company Option, (4) the exercise price of such Company Option, (5) the date on which such Company Option was granted, (6) the applicable vesting schedule, and the extent to which such Company Option was vested and exercisable as of the Reference Date, (7) the date on which such Company Option expires and (8) whether such Company Option is intended to qualify as a nonstatutory stock option or an “incentive stock option” within the meaning of Section 422 of the Code. All Company Ordinary Shares subject to issuance under the applicable Company Share Plans, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issued, would be duly authorized, validly issued and fully paid. All grants of Company Options were validly issued and properly approved by the Board of Directors of the Company (or a duly authorized committee or subcommittee thereof) in material compliance with all applicable Legal Requirements and recorded on the Company Financials in accordance with GAAP. As of the Reference Date, there are no outstanding or authorized stock appreciation, phantom stock, profit participation or other similar rights or equity based awards (whether payable in cash, shares or otherwise) with respect to the Company other than as set forth in Sections 2.2(b) and (c).

(d) Other Securities. Except as otherwise set forth in this Section 2.2, as of the Reference Date, there are no securities, warrants, calls, rights or Contracts to which the Company or any of its Subsidiaries is a party or by which any of them is bound obligating the Company or any of its Subsidiaries to issue (including on a deferred basis), deliver or sell, or cause to be issued, delivered or sold, or otherwise granting the Company or any of its Subsidiaries the right to have a third party issue, deliver or sell to the Company or any of its Subsidiaries, additional shares of capital stock or other voting securities of the Company or any of its Subsidiaries, or obligating the Company or any of its Subsidiaries to issue, grant, extend or enter into any such security, warrant, call, right or Contract. All outstanding Company Ordinary Shares, all outstanding Company Options, all outstanding Company Restricted Shares, all outstanding Company Restricted Share Units, and all outstanding shares of capital stock of each Subsidiary of the Company have been issued and granted in material compliance with (i) all applicable securities laws and all other applicable Legal Requirements and (ii) all requirements set forth in applicable Contracts. Except for Company Restricted Shares or shares subject to Company Restricted Share Units, as of the Reference Date, there are not any outstanding Contracts of the Company or any of its Subsidiaries to (A) repurchase, redeem or otherwise acquire any shares of capital stock of, or other equity or voting interests in, Company or any of its Subsidiaries or (B) dispose of any shares of the capital stock of, or other equity or voting interests in, any of its Subsidiaries. Company and its Subsidiaries have not entered into any swaps, caps, collars, floors or other derivative contracts or securities relating to interest rates, equity securities, debt securities or commodities. Neither Company nor any of its Subsidiaries is a party to any voting agreements, irrevocable proxies, voting trusts, registration rights agreements or other voting arrangements with respect to shares of the capital stock of, or other equity or voting interests in, Company or any of its Subsidiaries. For purposes of this Agreement, “Legal Requirements” or “Laws” shall mean any federal, state, local, municipal or foreign law, statute, constitution, ordinance, code, or published order, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity.

(e) No Changes. Between the Reference Date and the date of this Agreement, there has been no change in (i) the outstanding share capital of Company, (ii) the number of Company Options outstanding, (iii) the number of Company Restricted Shares outstanding, (iv) the number of shares subject to Company Restricted Share Units or (v) the number of other options, warrants or other rights to purchase Company Ordinary Shares, other than pursuant to the exercise, vesting or settlement of Company Options, Company Restricted Shares or Company Restricted Share Units outstanding as of the Reference Date, issued pursuant to Company Share Plans, pursuant to the terms of such awards as in effect on the Reference Date.

Section 2.3 Authority; Non-Contravention; Necessary Consents.

(a) Authority. The Company has all requisite corporate power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement or to consummate the Acquisition and the other transactions contemplated hereby, subject to the approval of the Scheme of Arrangement by the affirmative vote of a majority in number representing not less than seventy-five percent (75%) in value of the holders of Company Ordinary Shares, which are entitled to one (1) vote per share, present or represented and entitled to vote at the general meeting of the Company on a poll on the Scheme of Arrangement being the only vote of the holders of any class or series of Company shares or other securities necessary to approve the Scheme of Arrangement.

There are no bonds, debentures, notes or other indebtedness of Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of Company may vote. This Agreement has been duly executed and delivered by the Company and, assuming due execution and delivery by Acquiror, constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforceability (i) may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws affecting or relating to creditors’ rights generally and (ii) is subject to general principles of equity.

(b) Non–Contravention. The execution and delivery of this Agreement by the Company does not, and performance of this Agreement and consummation of the transactions contemplated by this Agreement by the Company will not: (i) conflict with or violate any provision of any of the Company Charter Documents or any Subsidiary Charter Documents of any Subsidiary of the Company, (ii) subject to the approvals contemplated in

Section 5.3 and compliance with the requirements set forth in or disclosed pursuant to Sections 2.3(a) and 2.3(c), conflict with or violate any material Legal Requirement applicable to any of the Company or its Subsidiaries or by which any of the Company or its Subsidiaries or any of their respective properties is bound or affected, or (iii) subject to providing the notices and obtaining the consents set forth in Section 2.3(c) of the Company Disclosure Schedule, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair the Company’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the properties or assets of the Company or any of their respective Subsidiaries pursuant to, any Contract (to which the Company or its Subsidiaries is a party or by which the Company or its Subsidiaries or any of their respective properties is bound or affected), except, in the case of clauses (ii) and (iii) above, for any such conflicts, breaches, defaults, impairments, alterations, rights of termination, amendments, acceleration or cancellation, Liens or violations that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on Company and its Subsidiaries, taken as a whole.

(c) Necessary Consents. No consent, approval, order or authorization of, or registration, declaration or filing with any supranational, national, state, municipal, local or foreign government, any instrumentality, subdivision, court, administrative agency or commission or other governmental entity or instrumentality, or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental function (a “Governmental Entity”) is required to be obtained or made by the Company in connection with the execution and delivery of this Agreement or the consummation of the Acquisition and other transactions contemplated hereby, except for (i) the filing of the Scheme Documents with the Court, (ii) the Scheme Court Order and the lodgment of the Scheme Court Order (and such other information as may be required) with the Accounting and Corporate Regulatory Authority of Singapore in accordance with Section 210 of the Companies Act (Chapter 50 of Singapore), (iii) the filing of the Scheme Documents with the SEC in accordance with the Securities Exchange Act of 1934 as amended (the “Exchange Act”) (iv) the filing of such reports, schedules or materials under Section 13 or Rule 14a-12 under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby and thereby, (v) such consents, clearances, approvals, orders, authorizations, registrations, declarations and filings as may be required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), Sherman Antitrust Act of 1890, as amended, the Clayton Act of 1914, as amended, the Federal Trade Commission Act, as amended, and all other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or significant impediments or lessening of competition or the creation or strengthening of a dominant position through merger or acquisition (collectively, “Antitrust Laws”) of the jurisdictions set forth in Schedule 6.1(f), and (vi) such other consents, clearances, approvals, orders, authorizations, registrations, declarations and filings with respect to any Governmental Entity the failure of which to obtain would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Company and its Subsidiaries, taken as a whole. The consents, approvals, orders, authorizations, registrations, declarations and filings set forth in (i) through (vi) are referred to herein as the “Company Necessary Consents” and together with Acquiror Necessary Consents are referred to as the “Necessary Consents.”

Section 2.4 SEC Filings; Financial Statements.

(a) SEC Filings. Company has filed all required registration statements, prospectuses, reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated by reference) required to be filed by it with the SEC since November 1, 2008. Company has made available to Acquiror all such registration statements, prospectuses, reports, schedules, forms, statements and other documents in the form filed with the SEC that are not publicly available through the SEC’s EDGAR database. All such required registration statements, prospectuses, reports, schedules, forms, statements and other documents are referred to herein as the “Company SEC Reports.” As of their respective dates, the Company SEC Reports complied as to form in all material respects with the requirements of the Securities Act of 1933, as amended (the “Securities Act”, or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Company SEC Reports. All Company SEC Reports (x) were or will be filed on a timely basis, (y) at the time filed, were or will be prepared in compliance in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Company SEC Reports, and (z) did not or will not at the time they were filed or are filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the Company’s Subsidiaries is subject to the reporting requirements of Section 13 or Section 15(d) of the Exchange Act. The Company has heretofore made available to Acquiror correct and complete copies of all material correspondence with the SEC occurring since November 1, 2008 that is not publicly available through the SEC’s EDGAR database. As of the date hereof, there are no unresolved comments issued by the staff of the SEC with respect to any of the Company SEC Reports.

(b) Financial Statements. Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Company SEC Reports (as amended), including any Company SEC Reports filed after the date hereof until the Closing (the “Company Financials”), as of their respective dates: (i) complied or when filed will comply as to form in all material respects with the published rules and regulations of the SEC with respect thereto as in effect as of the time of filing, (ii) was or will be prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q, 8-K or any successor forms under the Exchange Act), and (iii) fairly presented or will fairly present, in all material respects, the consolidated financial position of the Company and its consolidated Subsidiaries as at the respective dates thereof and the consolidated results of the Company’s operations and cash flows for the periods indicated (subject, in the case of unaudited statements, to normal year-end audit adjustments, as permitted by GAAP and the applicable rules and regulations promulgated by the SEC which were not, or are not expected to be, material in amount or effect). The balance sheet of the Company as of January 31, 2011, contained in the Company SEC Reports is hereinafter referred to as the “Company Balance Sheet.” Neither Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S K promulgated by the SEC).

(c) No Undisclosed Liabilities. There are no liabilities of the Company or its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined or otherwise, other than:

(i) liabilities disclosed or provided for in the Company Balance Sheet or in the notes thereto;

(ii) liabilities incurred in the ordinary course of business since the date of the Company Balance Sheet;

(iii) liabilities arising, or expressly permitted to be incurred, under this Agreement;

(iv) liabilities which, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on Company and its Subsidiaries, taken as a whole; and

(v) liabilities that have been disclosed in Section 2.4(c) of the Company Disclosure Schedule.

(d) Internal Controls and Procedures. The Company has established and maintains disclosure controls and procedures and internal control over financial reporting, as such terms are defined in, and as required by, Rules 13a-15 and 15d-15 under the Exchange Act. The Company’s disclosure controls and procedures are designed to ensure that all material information required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”). The principal executive officer and principal financial officer of the

Company have made all certifications required by the Sarbanes-Oxley Act and any related rules and regulations promulgated by the SEC. The Company and each of its Subsidiaries has established and maintains a system of internal control over financial reporting, which is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements (including the Company Financials) for external purposes in accordance with GAAP, including policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the Company and its Subsidiaries, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the Company and its Subsidiaries are being made only in accordance with authorizations of management and the Board of Directors of the Company, and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company’s assets that could have a material effect on the financial statements of the Company and its Subsidiaries. To the Knowledge of the Company, since the date of the Company’s most recent periodic report filed with the SEC, neither the Company nor any of its Subsidiaries (including any Company Employee), nor the Company’s independent auditors, has identified or been made aware of (A) any significant deficiency or material weakness in the design or operation of internal control over financial reporting utilized by the Company and its Subsidiaries, (B) any fraud, whether or not material, that involves the Company’s management or other Company Employees, or (C) any claim or allegation regarding any of the foregoing. In connection with the periods covered by the Company Financials filed prior to the date of this Agreement, the Company has disclosed to Acquiror (I) all deficiencies and weaknesses identified in writing by the Company or the Company’s independent auditors (whether current or former) in the design or operation of internal controls over financial reporting utilized by the Company and its Subsidiaries and (II) any fraud, whether or not material, that involves the Company’s management or other Company Employees, or any claim or allegation regarding the foregoing.

(e) Sarbanes-Oxley Act; Nasdaq. The Company is in compliance in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act and (ii) the applicable listing and corporate governance rules and regulations of The Nasdaq Global Select Market (“Nasdaq”).

(f) Independent Auditors. PricewaterhouseCoopers LLP, the Company’s current auditors, are and have been at all times since their engagement by the Company (i) “independent” with respect to the Company within the meaning of Regulation S-X and (ii) in compliance with subsections (g) through (l) of Section 10A of the Exchange Act (to the extent applicable) and the related rules of the SEC and the Public Company Accounting Oversight Board.

Section 2.5 Absence of Certain Changes or Events. Since the date of the Company Balance Sheet through the date hereof, the Company and its Subsidiaries have conducted their respective businesses in the ordinary course of business consistent with past practice and, since such date, there has not (i) occurred any Effect that has had or would be reasonably expected to have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole; or (ii) been any other action taken by the Company or event that would have required the consent of Acquiror pursuant to Section 4.1 of this Agreement had such action or event occurred after the date of this Agreement.

Section 2.6 Taxes.

(a) Definitions. For the purposes of this Agreement:

(i) “Tax” or, collectively, “Taxes” shall mean any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities in the nature of taxes, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts.

(ii) “Tax Returns” shall mean any and all reports, returns, declarations, or statements relating to Taxes (including any schedule or attachment thereto) filed or required to be filed with any Governmental Entity.

(b) Tax Returns and Audits. The Company and each of its Subsidiaries have properly filed on a timely basis all material Tax Returns that they were required to file, and all such Tax Returns were true, correct and complete in all material respects. Each of the Company and its Subsidiaries has paid on a timely basis all material Taxes that were due and payable. The most recent financial statements contained in the Company SEC Reports reflect an adequate reserve (in accordance with GAAP) for all material Taxes payable by the Company and its Subsidiaries through the date of such financial statements and all unpaid Taxes of the Company and each of its Subsidiaries for all tax periods commencing after the date of such financial statements arose in the ordinary course of business consistent with past practice. No material deficiencies for any Taxes have been asserted or assessed, or to the Knowledge of the Company, proposed, against the Company or any of its Subsidiaries, nor has the Company or any of its Subsidiaries executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any material Tax which waiver or extension remains in effect.

(c) The Company and each of its Subsidiaries have timely paid or withheld with respect to their employees (and paid over any amounts withheld to the appropriate Taxing authority to the extent due) all foreign, federal and state income taxes, Federal Insurance Contribution Act, Federal Unemployment Tax Act and other similar Taxes required to be paid or withheld and material to the Company and its Subsidiaries taken as a whole.

(d) No audit or other examination of any material Tax Return of the Company or any of its Subsidiaries is in progress as of the date hereof, nor has the Company or any of its Subsidiaries been notified in writing as of the date hereof of any request for such an audit or other examination.

(e) The Company has made available (for this purpose in the Company electronic data room or otherwise) to Acquiror copies of all material Tax Returns for the Company and each of its Subsidiaries filed for all periods beginning November 1, 2007 or later.

(f) Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (A) in the two (2) years prior to the date of this Agreement or (B) in a distribution which otherwise (i) constitutes part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) that includes the Acquisition or (ii) failed to qualify as tax-free to any party thereto and in which the Company or its Subsidiaries has, or could reasonably be expected to have, liability for Taxes (whether directly or by agreement).

(g) Neither the Company nor any of its Subsidiaries has engaged in a “reportable transaction,” as set forth in Treasury Regulations section 1.6011-4(b), or any transaction that is the same as or substantially similar to one of the types of transactions that the Internal Revenue Service has determined to be a tax avoidance transaction and identified by notice, regulation or other form of published guidance as a “listed transaction,” as set forth in Treasury Regulations Section 1.6011-4(b)(2).

(h) There is no contract, agreement, plan or arrangement to which the Company or any of its Subsidiaries is a party, including the provisions of this Agreement, covering any employee, consultant or director of the Company or any of its Subsidiaries, which, individually or collectively, would reasonably be expected to give rise to the payment of any amount that would not be deductible pursuant to Sections 404 or 162(m) of the Code.

(i) Neither the Company nor any of its Subsidiaries (A) has any actual or potential liability under Treasury Regulations Section 1.1502-6 (or any comparable or similar provision of federal, state, local or foreign law), as a transferee or successor, pursuant to any contractual obligation, or otherwise for any Taxes of any Person other than the Company or any of its Subsidiaries, or (B) is a party to or bound by any Tax indemnity, Tax sharing, Tax allocation or similar agreement.

(j) Neither the Company nor any of its Subsidiaries has made any payments, is obligated to make any payments, or is a party to any Contract that could obligate it or its successor to make any payments that may be treated as an “excess parachute payment” under Section 280G of the Code, determined without regard to Section 280G(b)(4)(B) of the Code.

Section 2.7 Intellectual Property.

(a) Definitions. For the purposes of this Agreement, the following terms have the following meanings:

(i) “Company IP” shall mean any Intellectual Property owned by the Company or any of its Subsidiaries and material to the conduct of the business of the Company and its Subsidiaries, taken as a whole.

(ii) “Company IP Contract” shall mean any Contract to which the Company or any of its Subsidiaries is a party with respect to the grant of any license or ownership interest in any Company IP (other than “shrink wrap” and similar widely available commercial end-user licenses).

(iii) “Company Licensed IP” shall mean any Intellectual Property licensed by the Company or any of its Subsidiaries from a third party and material to the conduct of the business of the Company and its Subsidiaries, taken as a whole.

(iv) “Company Products” shall mean all products or service offerings of the Company that, since November 1, 2008, have been marketed, sold, licensed, offered or distributed by the Company or its Subsidiaries, or that the Company or its Subsidiaries currently intends to market, sell, license, offer or distribute, including any products or service offerings currently under development.

(v) “Company Registered Intellectual Property” shall mean all of the Registered Intellectual Property owned by, or filed in the name of, the Company or any of its Subsidiaries and material to the conduct of the business of the Company and its Subsidiaries, taken as a whole.

(vi) “Company Third Party IP Contract” shall mean all contracts pursuant to which a third party has licensed any Company Licensed IP to the Company or its Subsidiaries.

(vii) “Intellectual Property” shall mean any or all of the following and all rights in, arising out of, or associated therewith: (A) all United States, international and foreign patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof; (B) all rights in inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how, technology, technical data and customer data and all documentation necessary to any of the foregoing (“Know-How”); (C) all works of authorship, copyrights, copyrights registrations and applications therefor, and all other rights corresponding thereto throughout the world; (D) all mask works, mask work registrations and applications therefor, and any equivalent or similar rights in semiconductor masks, layouts, architectures or topology; (E) domain names, uniform resource locators (“URLs”) and other names and locators associated with the Internet (collectively, “Domain Names”), (F) all rights in computer software, including all source code, object code, firmware, development tools, files, records and data, and all media on which any of the foregoing is recorded; (G) all rights in industrial designs and any registrations and applications therefor throughout the world; (H) all rights in trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor throughout the world; (I) all rights in databases and data collections and all rights therein throughout the world; (J) all moral and economic rights of authors and inventors, however denominated, throughout the world; and (K) any similar or equivalent rights to any of the foregoing anywhere in the world.

(viii) “Registered Intellectual Property” shall mean all United States, international and foreign: (A) patents and patent applications (including provisional applications); (B) registered trademarks and applications to register trademarks; (C) registered copyrights and applications for copyright registration;

(D) Domain Names; and (E) any other material Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any state, government or other public legal authority.

(b) Company Intellectual Property.

(i) Registered Intellectual Property; Proceedings. Section 2.7(b)(i) of the Company Disclosure Schedule contains a complete and accurate list of (i) all Company Registered Intellectual Property and specifies, where applicable, the jurisdictions in which each such item of Company Registered Intellectual Property has been issued or registered, the filing and/or issue dates, and the corresponding application and registration numbers and similar identifiers, and (ii) all proceedings or actions before any court or tribunal (including the United States Patent and Trademark Office (the “PTO”)) or equivalent authority anywhere else in the world, but excluding prosecution of any intellectual property applications) related to any Company Registered Intellectual Property.

(ii) Registration. To the Knowledge of the Company, each item of Company Registered Intellectual Property that is not an application is valid and subsisting.

(iii) Intellectual Property Contracts. Neither the Company nor any of its Subsidiaries is in material breach of any Company IP Contracts or any Company Third Party IP Contracts and, to the Company’s Knowledge, no other party has materially failed to perform under any of the Company IP Contracts or Company Third Party IP Contracts. Section 2.7(b)(iii) of the Company Disclosure Schedule contains a complete and accurate list of all material Company Third Party IP Contracts and all material Company IP Contracts.

(c) Ownership.

(i) No Company IP or Company Product is as of the date hereof subject to any legal proceeding or outstanding legal decree, order, judgment or stipulation restricting in any material manner, the use, transfer, or licensing thereof by the Company or any of its Subsidiaries.

(ii) The Company or its Subsidiaries owns each item of Company IP free and clear of any security interest, pledge or mortgage, the Company or its Subsidiaries are the exclusive owners of the material Company IP.

(iii) Except where a failure to obtain such assignment would not reasonably be expected to be material, to the extent that any Intellectual Property has been developed or created independently or jointly by any Person (including employees and contractors) for which the Company or any of its Subsidiaries has, directly or indirectly, provided consideration for such development or creation, the Company or such Subsidiary, as the case may be, has a written agreement with such Person with respect thereto, and the Company or such Subsidiary, as the case may be, thereby has obtained ownership of such Intellectual Property by operation of law or by valid assignment, and has required the waiver of all non-assignable rights, including all author or moral rights.

(d) Non-Infringement. To the Knowledge of the Company, the operation of the business of the Company and its Subsidiaries, including the design, development, manufacture, use, import, sale and licensing of Company Products, has not and does not infringe or misappropriate any Intellectual Property of any third party or constitute unfair competition or trade practices under the laws of any jurisdiction and there are no claims pending or, to the Knowledge of the Company, threatened against the Company claiming that the Company Products infringe or misappropriate the Intellectual Property of any third party.

(e) Intellectual Property Contracts.

(i) Neither this Agreement nor the consummation of the transactions contemplated by this Agreement will automatically result in the breach, modification, cancellation, termination or suspension of any material Company Third Party IP Contract.

(ii) Neither this Agreement nor the transactions contemplated by this Agreement will because of a Company IP Contract result in (A) any third party being automatically granted rights or access to, or the placement in or release from escrow, of any Company IP or software covered by Company IP, or (B) the Company automatically granting to any third party any right in any Company IP.

(iii) Neither this Agreement nor the transactions contemplated by this Agreement will because of a Company IP Contract result in: (A) Acquiror or any of its Subsidiaries granting to any third party any right to or with respect to any Intellectual Property owned by, or licensed to, any of them, (B) Acquiror or any of its Subsidiaries being bound by, or subject to, any non-compete or other material restriction on the operation or scope of their respective businesses, or (C) Acquiror or any of its Subsidiaries being obligated to pay any royalties or other material amounts, or offer any discounts, to any third party in excess of those payable by, or required to be offered by, any of them, respectively, in the absence of this Agreement or the transactions contemplated hereby.

(iv) The execution, delivery and performance of this Agreement complies with all applicable laws relating to privacy and the Company’s and its Subsidiaries’ applicable privacy policies.

(v) Neither the Company nor any of its Subsidiaries is a member of or party to any patent pool, industry standards body, trade association or other organization pursuant to the rules of which it is obligated to license any existing or future Intellectual Property to any Person.

(f) Third-Party Infringement. As of the date hereof, there are no legal proceedings or written threats of legal proceedings in which the Company or its Subsidiaries have alleged the misappropriation or infringement of Company IP. To the Knowledge of the Company, no third party is infringing, violating or misappropriating in any material respect any of the Company IP.

(g) Trade Secret Protection. With respect to Company IP, the Company and each of its Subsidiaries have taken commercially reasonable steps to protect the rights of the Company and its Subsidiaries in the Company’s and its Subsidiaries’ confidential information and trade secrets and any trade secrets or confidential information of third parties provided to the Company or any of its Subsidiaries under an obligation of confidentiality.

Section 2.8 Compliance; Permits.

(a) Compliance. Except, individually or in the aggregate, as has not had and would not reasonably be expected to have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole, neither the Company nor any of its Subsidiaries is in conflict with, or in default or in violation of, (i) any Legal Requirement applicable to the Company or any of its Subsidiaries or by which the Company or any of its Subsidiaries or any of their respective businesses or properties is bound or affected, or (ii) any Contract or Permit (as defined below) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or its or any of their respective businesses or properties is bound or affected. To the Knowledge of the Company, no material investigation or review by any Governmental Entity is pending or has been threatened against the Company or any of its Subsidiaries. There is no material judgment, injunction, order or decree binding upon the Company or any of its Subsidiaries which has or would reasonably be expected to have the effect of prohibiting or materially impairing (A) any business practices of the Company and its Subsidiaries, taken as a whole, or (B) the conduct of business by the Company and its Subsidiaries as currently conducted.

(b) Permits. The Company and its Subsidiaries hold all permits, licenses, variances, clearances, consents, commissions, franchises, exemptions, orders and approvals from Governmental Entities (“Permits”) that are required for the operation of the business of the Company and its Subsidiaries as currently conducted, other than Permits the absence of which would not reasonably be expected to have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole (collectively, “Company Permits” other than Company Environmental Permits which are covered exclusively under Section 2.14). No suspension or cancellation of any Company Permits is pending or, to the Knowledge of the Company, threatened. The Company and its Subsidiaries are in compliance in all material respects with the terms of the Company Permits.

(c) Certain Business Practices.

(i) From and after November 1, 2008, neither the Company, any Subsidiary of the Company nor any director, officer, or, to the Knowledge of the Company, employee or agent of the Company or any Subsidiary of the Company acting on behalf of the Company or any Subsidiary of the Company has (A) directly or indirectly, used any funds for unlawful contributions, gifts, entertainment or other unlawful payments relating to political activity, (B) directly or indirectly, used or contemplated the use of funds, given, offered, promised, or authorized to give, any money or thing of value (except for payments permitted by 15 U.S.C. Section 78dd-2(b) or (c)) to any foreign or domestic government official or to any foreign or domestic political party or campaign (collectively, “Government Official”), for the purpose, with respect to subclauses (A) and (B), of influencing an act or decision of the Government Official, or inducing the Government Official to use his or her influence or position to affect any government act or decision to obtain or retain business of the Company or any Subsidiary of the Company or (C) directly or indirectly, made any unlawful payment.

(ii) From and after November 1, 2008, to the Knowledge of the Company, (A) there have been no false or fictitious entries made in the books or records of the Company or any Subsidiary of the Company relating to any illegal payment or secret or unrecorded fund, and (B) neither the Company nor any Subsidiary of the Company has established or maintained a secret or unrecorded fund.

(iii) Since November 1, 2008, the Company and each Subsidiary of the Company have conducted their export transactions in accordance in all material respects with applicable provisions of U.S. export Legal Requirements, the export Legal Requirements of the countries where it conducts business and the trade embargo and anti-boycott provisions of any applicable Legal Requirements. Without limiting the foregoing: (A) to the Knowledge of the Company, the Company and each Subsidiary of the Company have obtained all material export licenses and other approvals required for their exports of products, software and technologies from the U.S. and other countries where it conducts business; (B) to the Knowledge of the Company, the Company and each Subsidiary of the Company are in compliance in all material respects with the terms of such applicable export licenses or other approvals; and (C) as of the date of this Agreement, there are no pending or, to the Knowledge of the Company, threatened audits, investigations or claims against the Company or any Subsidiary of the Company with respect to such export licenses or other approvals.

Section 2.9 Litigation. There are no claims, suits, actions or proceedings pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries before any court, Governmental Entity, or any arbitrator (a) that seek to restrain or enjoin the consummation of the transactions contemplated hereby or (b) which, either individually or in the aggregate with all such claims, suits, actions or proceedings, have had or would reasonably be expected to have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole.

Section 2.10 Brokers’ and Finders’ Fees. Except for fees payable to Morgan Stanley & Co. Incorporated (“Morgan Stanley”) pursuant to an engagement letter dated July 20, 2010, as amended by letter agreement dated December 21, 2010, copies of which have been provided to Acquiror, no agent, broker, investment banker, financial advisor or other firm or Person is entitled to any broker’s, finder’s, financial advisor’s or similar fee or commission in connection with this Agreement or any transaction contemplated hereby based upon arrangements made by or on behalf of the Company.

Section 2.11 Transactions with Affiliates. Except as set forth in the Designated Company SEC Reports, since the date of the Company’s last proxy statement filed with the SEC, no event has occurred that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K promulgated by the SEC.

Section 2.12 Employee Benefit Plans and Labor Matters.

(a) Definitions.

(i) “Company Benefit Plan” shall mean each “employee benefit plan,” within the meaning of Section 3(3) of ERISA, and any other material plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, change of control pay, termination pay, deferred compensation, performance awards, equity or equity-related awards, pension benefits, retirement benefits, welfare benefits, fringe benefits or other employee benefits or remuneration of any kind, whether written or unwritten, funded or unfunded, which is maintained, contributed to, or required to be contributed to, by the Company or any ERISA Affiliate for the benefit of two or more Company Employees, or with respect to which the Company or any ERISA Affiliate has or is likely to have any material liability or obligation.

(ii) “Company Employee” shall mean any current or former or retired employee, consultant or director of the Company or any ERISA Affiliate, provided that references to former or retired persons only include those with respect to which the Company has or is reasonably likely to have any post-Effective Time liability or obligation.

(iii) “ERISA Affiliate” shall mean each Subsidiary of the Company and any other Person or entity under common control with the Company or any of its Subsidiaries within the meaning of Section 414(b), (c), (m) or (o) of the Code and the regulations issued thereunder.

(iv) “Company Employee Agreement” shall mean (A) each management, employment, severance, change of control, separation, retention, stay bonus, consulting, relocation, repatriation, expatriation, visa, work permit or other Contract between the Company or any ERISA Affiliate and any current, former or retired executive officer or director of the Company and (B) each management, employment, severance, change of control, separation, retention, stay bonus, consulting, relocation, repatriation, expatriation, visa, work permit or other Contract between the Company or any ERISA Affiliate and any Company Employee, other than a current, former or retired executive officer or director of the Company, in each case that is material either individually or in the aggregate with all such similar Contracts.

(b) Schedule. Section 2.12(b) of the Company Disclosure Schedule contains an accurate and complete list of each Company Benefit Plan and each Company Employee Agreement (except for (i) contracts that provide for employment that is terminable at will and that are without severance, retention, or change of control pay or benefits, in which case only forms of such contracts shall be scheduled, (ii) employment contracts for employees hired and based in locations outside the U.S., in which case only forms of such contracts shall be scheduled, unless any such contract provides for notice of termination, retention, severance or change of control pay or benefits that are greater than required by applicable Legal Requirements, (iii) individual Company Option, Company Restricted Shares and Company Restricted Share Unit agreements, in which case only forms of such individual agreements shall be scheduled, unless such individual agreements provide acceleration of vesting of awards in a manner not provided for under the applicable form(s) or that otherwise materially differ from such forms, and (iv) consulting contracts that are terminable without material cost or material liability, in which case only forms of such contracts shall be scheduled, unless any such contract provides severance, retention or change of control pay or benefits that are, in each case, greater than required by applicable Legal Requirements). Neither the Company nor any ERISA Affiliate has any plan or commitment to establish, adopt or enter into any new Company Benefit Plan or Company Employee Agreement or to modify any Company Benefit Plan or Company Employee Agreement (except to the extent required by Legal Requirements or to conform any such Company Benefit Plan or Company Employee Agreement to any applicable Legal Requirements, or as required by this Agreement) that would reasonably be expected to result in material liability to Company and its ERISA Affiliates, taken as a whole.

(c) Documents. The Company has provided or made available to Acquiror correct and complete copies of: (i) all documents embodying each Company Benefit Plan and each Company Employee Agreement required to be disclosed pursuant to Section 2.12(b) above including all amendments thereto and all related trust documents, administrative service agreements, group annuity contracts, group insurance contracts, and policies pertaining to fiduciary liability insurance covering the fiduciaries for each such Company Benefit Plan; (ii) the most recent annual actuarial valuations, if any, prepared for each Company Benefit Plan; (iii) the three (3) most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Company Benefit Plan; (iv) if any Company Benefit Plan is funded, the most recent annual and periodic accounting of Company Benefit Plan assets; (v) the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, required under ERISA with respect to each Company Benefit Plan; (vi) all IRS determination, opinion, notification and advisory letters; (vii) all material communications from the Company or its ERISA Affiliates to any Company Employee or Company Employees relating to any Company Benefit Plan and any proposed Company Benefit Plans, in each case relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any liability material to the Company and its Subsidiaries, taken as a whole; (viii) all material correspondence to or from any governmental agency relating to any Company Benefit Plan; and (ix) the three (3) most recent plan years’ discrimination tests for each Company Benefit Plan for which such tests are required.

(d) Benefit Plan Compliance.

(i) With respect to each Company Benefit Plan and Company Employee Agreement, no event has occurred and, to the Knowledge of the Company, there exists no condition or set of circumstances, in connection with which the Company or any of its ERISA Affiliates would be subject to any liability material to the Company and its Subsidiaries, taken as a whole, under ERISA, the Code or any other applicable Legal Requirement.

(ii) Each Company Benefit Plan and Company Employee Agreement has been, in all material respects, administered and operated in accordance with its terms, with the applicable provisions of ERISA, the Code and all other applicable Legal Requirements and the terms of any applicable collective bargaining agreements. Each Company Benefit Plan, including any material amendments thereto, that is capable of approval by, and/or registration for and/or qualification for special tax status with, the appropriate taxation, social security and/or supervisory authorities in the relevant country, state, territory or the like (each, an “Approval”) has received such Approval or there remains a period of time in which to obtain such Approval retroactive to the date of any material amendment that has not previously received such Approval, except for the lack of such Approvals which, individually or in the aggregate, has not resulted in and would not reasonably be expected to result in material liability to the Company and its Controlled Group Affiliates, taken as a whole. Except as required by Legal Requirements, no condition exists that would prevent the Company or Acquiror from terminating or amending any Company Benefit Plan or Company Employee Agreement at any time for any reason without material liability to the Company and its ERISA Affiliates, taken as a whole (other than ordinary administration expenses or routine claims for benefits).

(iii) No material written representation or commitment with respect to any material aspect of any Company Benefit Plan or Company Employee Agreement has been made to a Company Employee by an authorized Company Employee that is not materially in accordance with the written or otherwise preexisting terms and provisions of such Company Benefit Plans if such representation or commitment would reasonably be expected to result in material liability to the Company and its ERISA Affiliates, taken as a whole. Neither the Company nor any of its Subsidiaries has entered into any agreement, arrangement or understanding, whether written or oral, with any trade union, works council or other Company Employee representative body or any material number or category of its Company Employees which would prevent, restrict or materially impede the implementation of any lay-off, redundancy, severance or similar program within its or their respective workforces (or any part of them).

(iv) There are no unresolved claims or disputes under the terms of, or in connection with, any Company Benefit Plan or Company Employee Agreement (other than routine claims for benefits), and no action, legal or otherwise, has been commenced or, to the Knowledge of the Company, is threatened or reasonably anticipated (other than routine claims for benefits), with respect to any claim, which would reasonably be expected to result in material liability to the Company and its Controlled Group Affiliates, taken as a whole.

(e) Plan Funding. With respect to Company Benefit Plans, there are no material benefit obligations for which required contributions have not been made or accrued to the extent required by GAAP or applicable Legal Requirements and there are no material benefit obligations which have not been accounted for by reserves, or otherwise properly footnoted in accordance with the requirements of GAAP, on the financial statements of the Company. The assets of each Company Benefit Plan which is funded are reported at their fair market value on the books and records of such Company Benefit Plan.

(f) No Pension or Funded Welfare Plans. Neither the Company nor any ERISA Affiliate of the Company has ever maintained, established, sponsored, participated in or contributed to any (i) Company Benefit Plan which is or was subject to Title IV of ERISA or Section 412 of the Code, (ii) “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA), (iii) “multiple employer plan” as defined in ERISA or the Code, (iv) “funded welfare plan” within the meaning of Section 419 of the Code or (v) a multiple employer welfare arrangement, as defined under Section 3(40)(A) of ERISA (without regard to Section 514(b)(6)(B) of ERISA), established or maintained for the purpose of offering or providing welfare plan benefits to the employees of two or more employers (including one or more self-employed individuals), or to their beneficiaries. No Company Benefit Plan is funded by, associated with or related to a “voluntary employees’ beneficiary association” within the meaning of Section 501(c)(9) of the Code. No Company Benefit Plan provides health benefits that are not fully insured through an insurance contract. No capital stock of the Company is used as a funding vehicle or otherwise permitted as an investment option (other than via any personal brokerage account) with respect to any Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code.

(g) Continuation Coverage. No Company Benefit Plan provides post-termination or retiree welfare benefits (whether or not insured) with respect to any Person for any reason other than coverage mandated by applicable Legal Requirements, and neither the Company nor any ERISA Affiliate has ever contracted to any Company Employee (either individually or to Company Employees as a group) or any other Person that such Company Employee(s) or other Person would be provided with post-termination or retiree welfare benefits, except to the extent required by applicable Legal Requirements or, individually or in the aggregate, as has not resulted or would not reasonably be expected to result in material liability to the Company and its ERISA Affiliates, taken as a whole.

(h) Effect of Acquisition. The execution of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Company Benefit Plan or Company Employee Agreement that will or may result in any material payment (whether of severance pay or otherwise), acceleration of any material payment, forgiveness of material indebtedness, vesting (except as required under Section 411(d)(3) of the Code), distribution, material increase in benefits or obligation to fund benefits with respect to any Company Employee. No payment or benefit which will or may be made in connection with the transactions contemplated by this Agreement (either alone or upon the occurrence of any additional or subsequent events) by the Company or any ERISA Affiliate with respect to any Company Employee or any other “disqualified individual” (as defined in Code Section 280G and the regulations thereunder) will be characterized as a “parachute payment,” within the meaning of Section 280G(b)(2) of the Code. There is no contract, agreement, plan or arrangement to which the Company or any ERISA Affiliate is a party or by which it or its successor is bound to compensate any Company Employee for excise taxes paid pursuant to Section 4999 of the Code. Section 2.12(h) of the Company Disclosure Schedule lists all persons who the Company reasonably believes are “disqualified individuals” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder) as determined as of the date hereof.

(i) Section 409A. Each “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) sponsored or maintained by the Company and each ERISA Affiliate has been operated since January 1, 2005 in applicable operational compliance with Section 409A of the Code and applicable IRS guidance (together, “Section 409A”). Since January 1, 2009, each such nonqualified deferred compensation plan has been in documentary and operational compliance with Section 409A, including the final Treasury Regulations issued thereunder. No nonqualified deferred compensation plan that was originally exempt from application of Section 409A has been “materially modified” (within the meaning of IRS Notice 2005-1) at any time after October 3, 2004. Except as set forth on Section 2.12(i)(1) of the Company Disclosure Schedule, no compensation shall be includable in the gross income of any Company Employee as a result of the operation of Section 409A of the Code with respect to any arrangements or agreements in effect on or prior to the Effective Time. Except as set forth on Section 2.12(i)(2) of the Company Disclosure Schedule, to the extent required, the Company and each of its Subsidiaries has, in all material respects, properly reported and/or withheld and remitted on amounts deferred under any Company nonqualified deferred compensation plan subject to Section 409A of the Code. Except as set forth on Section 2.12(i)(3) of the Company Disclosure Schedule, there is no contract, agreement, plan or arrangement to which the Company or any of its ERISA Affiliates is a party, including the provisions of this Agreement, covering any Company Employee, which individually or collectively is reasonably likely to require the Company or any of its ERISA Affiliates to pay a Tax gross up payment to, or otherwise indemnify or reimburse, any Company Employee for Tax-related payments under Section 409A, give rise to a Company, Acquiror, or Subsidiary Tax or other penalty or reporting obligations under Section 409A of the Code. No Company Option or other Company stock right (as defined in U.S. Treasury Department regulation 1.409A-1(l)) or other equity of the Company (y) has any feature for the deferral of compensation other than the deferral of recognition of income until the later of exercise or disposition of such option or rights, or (z) has been granted after December 31, 2004, with respect to any class of stock of the Company that is not “service recipient stock” (within the meaning of applicable regulations under Section 409A).

(j) Stock Option Grant Practices. The Company’s past and current stock option grant practices (i) complied and comply with all applicable Company Share Plans, stock exchange rules and applicable Legal Requirements, (ii) have been fairly presented in accordance with GAAP in the Company Financials, and (iii) have resulted only in exercise prices that are no less than the fair market value on the date that the grants were actually authorized under applicable Legal Requirements, in each case except for any such failures, individually or in the aggregate, that have not had and would not reasonably be expected to have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole. As of the date of this Agreement, the Company has no ongoing internal review of any past or current stock option practice, and the Company is not aware of the existence of any reports on any such reviews completed since November 1, 2008.

(k) Labor. Neither the Company nor any of its Subsidiaries is presently a party to, or bound by, any collective bargaining agreement, trade union agreement, works council, employee representative agreement, union contract, or information or consultation agreement, other than national or industry-wide agreements, with respect to employees and no collective bargaining agreement is being negotiated by the Company or any of its Subsidiaries. To the Knowledge of the Company, there are no activities or proceedings of any labor union to organize any employees of the Company or any of its Subsidiaries. There is no labor dispute, strike or work stoppage against the Company or any of its Subsidiaries pending or, to the Knowledge of the Company, threatened or reasonably anticipated which would reasonably be expected to materially interfere with the business activities of the Company and its Subsidiaries, taken as a whole. The Company is not required to obtain any opinion or consent from any works council or other employee representative in connection with the execution of this Agreement or any transaction contemplated hereby. None of the Company, any of its Subsidiaries or any of their respective representatives or employees has committed any unfair labor practice in connection with the operation of the respective businesses of the Company or any of its Subsidiaries, except, individually or in the aggregate, as has not had and would not reasonably be expected to have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole. There are no actions, suits, claims, labor disputes or grievances pending, or, to the Knowledge of the Company, threatened or reasonably anticipated relating to any labor, safety or discrimination matters involving any employee, including charges of unfair labor practices or discrimination complaints, which, if adversely determined, would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole. Neither the Company nor any of its Subsidiaries have incurred any liability or obligation under the Worker Adjustment and

Retraining Notification Act or any similar state or local law which remains unsatisfied that is material to the Company and its Subsidiaries, taken as a whole.

(l) Employment Matters. The Company is in compliance with all applicable foreign, federal, state and local laws, rules and regulations respecting employment (including but not limited to the classification of any Person as an employee or independent contractor), employment practices, terms and conditions of employment and wages and hours, in each case, with respect to employees, except, individually or in the aggregate, as has not had and would not reasonably be expected to have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole.

(m) International Employee Matters.

(i) With respect to each Company Benefit Plan that is maintained outside the jurisdiction of the United States or primarily covers Company Employees residing or working outside the United States (a “Company International Plan”), (A) the Company International Plan has been established, maintained and administered in all material respects in compliance with its terms and all applicable Legal Requirements, (B) all contributions and expenses that are required to be made have been made or properly accrued, (C) with respect to any such Company International Plan that is intended to be eligible to receive favorable tax treatment under the Legal Requirements applying to such Company International Plan, all requirements necessary to obtain such favorable tax treatment have been satisfied, and (D) the Company International Plan has no unfunded liabilities that, as of the Effective Time, will not be offset by insurance or otherwise be fully accounted for on a basis which complies with International Accounting Standard 19 (IAS 19) (whether or not IAS 19 applies to the Company or, if relevant, any of its Subsidiaries). No promise has been made to any Company Employee residing or working outside the United States that his or her defined contribution benefits under any funded Company International Plan will at any point in the future equate to or not be less than any particular amount.

(ii) There is no term of employment for any Company Employee residing or working outside the United States providing that the consummation of the transactions contemplated by this Agreement shall entitle such Company Employee (A) to treat the change of control as a breach of any contract, (B) to any payment, benefit or change of terms of employment (whether or not conditioned upon the occurrence of any other event) or (C) to treat himself or herself as redundant or released from any obligation to his or her employer.

Section 2.13 Title to Properties.

(a) Leases. Section 2.13(a) of the Company Disclosure Schedule sets forth a list of all real property leases or other agreements for the occupancy of real property to which the Company or any of its Subsidiaries is a party or by which any of them is bound as of the date hereof and all amendments, guaranties and modifications thereof (each, a “Company Lease”). Except as set forth in the Company Leases, no party has a right to occupy any of the premises subject to a Company Lease (“Company Leased Property”) except for the Company or its Subsidiaries. The Company has made available to Acquiror a true and complete copy of leases for all material Company Leased Property. All such Company Leases are valid and in full force and effect against the Company or any Subsidiary of the Company party thereto and, to the Knowledge of the Company, each other party thereto, except that such enforceability (i) may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws affecting or relating to creditors’ rights generally and (ii) is subject to general principles of equity, and, with respect to the Company or any of its Subsidiaries, under any of such leases, no rental payments are past due and there is no existing default or event of default (or event which with notice or lapse of time, or both, would constitute a default), except, individually or in the aggregate, as has not had and would not reasonably be expected to have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole.

(b) Properties. Section 2.13(b) of the Company Disclosure Schedule sets forth a list of all real property owned by the Company or any of its Subsidiaries (the “Company Owned Property” and collectively with Company Leased Property, the “Company Real Property”). With respect to Company Owned Property, the Company has made available to Acquiror copies of the deeds and other instruments (as recorded) by which the Company or any of its Subsidiaries acquired such parcel of property, and copies of all title insurance policies, opinions, abstracts and surveys in the possession of the Company or any of its Subsidiaries relating thereto. There are no pending or, to the Knowledge of the Company, threatened condemnation or eminent domain actions or proceedings, or any special assessments or other activities of any public or quasi-public body that are reasonably likely to materially adversely affect the Company’s title to Company Real Property. To the Knowledge of the Company, there are no facts or conditions which would, in the aggregate, reasonably be expected to have a material and adverse effect on the transferability, financability, ownership, leasing, use, development, occupancy or operation of any Company Real Property. Neither the Company nor any Subsidiary has received any written notice from any insurance company of any defects or inadequacies in any Company Real Property or any part thereof which would reasonably be expected to materially and adversely affect the insurability of such property or the premiums for the insurance thereof, nor has any written notice been given by any insurer of any such property requesting the performance of any repairs, alterations or other work with which compliance has not been made. There are no leases, subleases, licenses or agreements, written or oral, granting to any party or parties (other than the Company or any of its Subsidiaries) the right of use or occupancy of any portion of the Company Real Property. There are no outstanding options or rights of first refusal to purchase the Company Real Property or any portion thereof or interest therein.

(c) Valid Title. The Company and each of its Subsidiaries has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its tangible properties and assets, real, personal and mixed, used or held for use in its business that are material to the Company and its Subsidiaries, taken as a whole, free and clear of any Liens, except for (i) Liens imposed by law in respect of obligations not yet due which are owed in respect of Taxes, (ii) Liens which are not material in character, amount or extent, and which do not materially detract from the value, or materially interfere with the present use, of the property subject thereto or affected thereby, (iii) statutory or common law landlord Liens or (iv) Liens upon the underlying fee interest of the Company Leased Property.

Section 2.14 Environmental Matters.

(a) For purposes of this Agreement, the following terms have the meanings provided below.

(i) “Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing into the Environment (including the abandonment or discarding of barrels, containers, and other closed receptacles containing any Hazardous Materials).

(ii) “Environment” means any surface water, ground water, drinking water supply, land surface or subsurface strata, or indoor or outdoor air.

(iii) “Environmental Law” means any Legal Requirement or Permit relating to the Environment, occupational health and safety, or exposure of persons or property to Hazardous Materials, including any statute, regulation, administrative decision or order pertaining to: (A) the presence of or the treatment, storage, disposal, generation, transportation, handling, distribution, manufacture, processing, use, import, export, labeling, recycling, registration, investigation or remediation of Hazardous Materials or documentation related to the foregoing; (B) air, water and noise pollution; (C) groundwater and soil contamination; (D) the Release, threatened Release, or accidental Release into the Environment, the workplace or other areas of Hazardous Materials, including emissions, discharges, injections, spills, escapes or dumping of Hazardous Materials; (E) transfer of interests in, or control of, real property which may be contaminated; (F) right-to-know disclosures with respect to Hazardous Materials; (G) the protection of wild life, marine life and wetlands, and endangered and threatened species; (H) storage tanks, vessels, containers, abandoned or discarded barrels and other closed receptacles; and (I) health and safety of employees and other persons.

(b) Except, individually or in the aggregate, as has not had and would not reasonably be expected to have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole, no amount of any substance, emission, or waste that has been designated by any Governmental Entity or by any applicable Environmental Law as radioactive, toxic, hazardous, biohazardous, or a danger to health, reproduction or the environment, or a pollutant or contaminant, including PCBs, friable asbestos, petroleum, urea-formaldehyde, oil, petroleum and petroleum products (including fractions thereof), including substances listed as hazardous substances pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or defined as a solid or hazardous waste pursuant to the Resource Conservation and Recovery Act of 1976, as amended, or pursuant to analogous state Legal Requirements or regulations, but excluding office and janitorial supplies properly and safely maintained (a “Hazardous Material”) is present as a result of the actions of the Company or any of its Subsidiaries, or, to the Knowledge of the Company, as a result of any actions of any third party or otherwise, in, on or under any real property, including the land and the improvements, ground water and surface water thereof, that the Company or any of its Subsidiaries currently owns, operates, occupies or leases. Neither the Company nor any Subsidiary has any liabilities or obligations arising from the Release of any Hazardous Materials into the Environment, except for such liabilities or obligations, individually or in the aggregate, as have not had and would not reasonably be expected to have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole.

(c) Except, individually or in the aggregate, as has not had and would not reasonably be expected to have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole, the Company and its Subsidiaries are in compliance with and have at all times during the past five (5) years complied with applicable Environmental Laws.

(d) The Company and its Subsidiaries hold all Permits issued under or pursuant to Environmental Laws that are required for the operation of the business of the Company and its Subsidiaries as currently conducted, except for such Permits the absence of which, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole (“Company Environmental Permits”). No suspension or cancellation of any of the Company Environmental Permits is pending or, to the Knowledge of the Company, threatened. The Company and its Subsidiaries are in compliance in all material respects with the terms of the Company Environmental Permits.

(e) Except, individually or in the aggregate, as has not had and would not reasonably be expected to have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole, no civil or criminal litigation, action, order, written notice of violation or claim or, to the Knowledge of the Company, investigation, inquiry, information request or proceeding is pending or, to the Company’s Knowledge, threatened against the Company or any of its Subsidiaries arising out of Environmental Laws.

(f) Except, individually or in the aggregate, as has not had and would not reasonably be expected to have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole, neither the Company nor any of its Subsidiaries has entered into any agreement that may require it to guarantee, reimburse, pledge, defend, hold harmless or indemnify any other party with respect to liabilities arising out of any Environmental Laws.

(g) The Company and its Subsidiaries are in compliance in all material respects with the European Directive 2002/96/EC on waste electrical and electronic equipment and European Directive 2002/95/EC on the restriction of the use of certain hazardous substances in electrical and electronic equipment, and their respective implementing Legal Requirements.

(h) The Company and its Subsidiaries have made available to Acquiror all material environmental site assessments and audit reports prepared within the last five (5) years and in their possession, custody or control relating to premises currently or previously owned or operated by the Company or any Subsidiary.

(i) Except, individually or in the aggregate, as has not had and would not reasonably be expected to have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole, neither the Company nor any of its Subsidiaries have any liability or obligation arising under any Environmental Law, whether arising under theories of contract, tort, negligence, successor or enterprise liability, strict liability, or other legal or equitable theory, including (i) any failure to comply with applicable Environmental Laws and (ii) any liabilities or obligations arising from the presence of, Release or threatened Release of, or exposure of persons or property to, Hazardous Materials (collectively, “Environmental Matters”).

(j) Except, individually or in the aggregate, as has not had and would not reasonably be expected to have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole, no underground storage tanks are present in, on or under any real property, including the land and the improvements thereof, that the Company or any Subsidiary has at any time owned, operated, occupied or leased.

Section 2.15 Contracts.

(a) Material Contracts. For purposes of this Agreement, “Company Material Contract” shall mean:

(i) any “material contracts” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) with respect to the Company or its Subsidiaries;

(ii) any severance or consulting Contract or any written employment agreement providing for a guaranteed minimum term of employment (excluding, for this purpose, any offer letters entered into in the ordinary course of business consistent with past practice with employees who are terminable “at will”), in each case, under which the Company or any of its Subsidiaries may have continuing obligations as of the date hereof, with (A) any current or former executive officer or other employee of the Company who earned or is expected to earn an annual base salary in excess of $300,000 during the fiscal year ended October 31, 2010 or the fiscal year ending October 31, 2011 or (B) any member of the Company’s Board of Directors;

(iii) any Contract or plan, including any share plan, stock appreciation right plan or share purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement (either alone or upon the occurrence of any additional or subsequent events) or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

(iv) any collective bargaining agreement, trade union agreement, work council agreement, employee representative agreement or union contract;

(v) any agreement of indemnification or any guaranty under which the Company or any of its Subsidiaries has continuing obligations as of the date hereof, other than any agreement of indemnification entered into in connection with the sale or license of Company Products in the ordinary course of business or any indemnification obligations contained in any Company Lease;

(vi) any Contract containing any covenant (A) limiting the right of the Company or any of its Subsidiaries to engage in any material line of business, to make use of any material Intellectual Property or to compete with any Person in any material line of business or geographic area, (B) granting exclusive rights, or (C) otherwise prohibiting the Company or its Subsidiaries from selling, distributing or manufacturing any material products or services or purchasing or otherwise obtaining any material software, components, parts or subassemblies in any material respect;

(vii) any Contract relating to the disposition or acquisition by the Company or any of its Subsidiaries after the date of this Agreement of a material amount of assets not in the ordinary course of business;

(viii) any Contract governing the terms of any material ownership or investments of the Company or any of its Subsidiaries in any other Person or business enterprise other than the Company’s Subsidiaries (other than short-term, liquid investments), or any Contract pursuant to which the Company or its

Subsidiaries has any material obligation or commitment (whether conditional or otherwise) to make any investment or acquire any ownership interest in any other Person or business enterprise other than the Company’s Subsidiaries;

(ix) any material dealer, distributor, joint marketing or development agreement under which the Company or any of its Subsidiaries have continuing material obligations to jointly market any product, technology or service and which may not be canceled without penalty upon notice of ninety (90) days or less, or any agreement pursuant to which the Company or any of its Subsidiaries have continuing obligations to jointly develop any material Intellectual Property that will not be wholly owned by the Company or any of its Subsidiaries and which may not be terminated without penalty upon notice of ninety (90) days or less;

(x) any material Contract to license any third party to manufacture or reproduce any Company Products or any Contract to sell or distribute any of such Company Products, except agreements with distributors or sales representatives in the ordinary course of business consistent with past practice and terminable without penalty upon notice of ninety (90) days or less and substantially in the form previously provided to Acquiror;

(xi) any Contract containing any support, maintenance or service obligation on the part of the Company or any of its Subsidiaries, which represents a value or liability in excess of $1,000,000 on an annual basis, other than (A) those obligations that are terminable by the Company or any of its Subsidiaries on no more than sixty (60) days notice without liability or financial obligation to the Company or its Subsidiaries or (B) purchase orders with end-user customers entered into in the ordinary course of business consistent with past practice or (C) customary repair and maintenance obligations contained in any Company Lease;

(xii) any Contract for capital expenditures or the acquisition or construction of fixed assets which requires aggregate future payments in excess of $1,500,000;

(xiii) any dispute settlement agreement with continuing material obligations thereunder entered into within five (5) years prior to the date of this Agreement;

(xiv) any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other Contracts relating to the borrowing of money or extension of credit, other than (A) accounts receivables and payables and (B) loans to direct or indirect wholly-owned Subsidiaries, in each case in the ordinary course of business; or

(xv) any Contract the termination or breach of which, or the failure to obtain consent in respect of which, would reasonably be expected to have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole.

(b) Schedule. Section 2.15(b) of the Company Disclosure Schedule sets forth a list of all Company Material Contracts to which the Company or any of its Subsidiaries is a party or is bound by as of the date hereof and which are described in Sections 2.15(a)(i) through 2.15(a)(xv) hereof other than those listed as an exhibit to the Company’s most recent Annual Report on Form 10-K and other than the Company Benefit Plans and Company Employment Agreements disclosed in Section 2.12(b) of the Company Disclosure Schedule.

(c) No Breach. Each Company Material Contract is in full force and effect except to the extent it has expired since the date hereof in accordance with its terms, and except as enforceability (i) may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws affecting or relating to creditors’ rights generally and (ii) is subject to general principles of equity. Neither the Company nor any of its Subsidiaries is in violation of any provision of, or has failed to perform any act which, with or without notice, lapse of time or both would constitute a default under the provisions of, any Company Material Contract, and neither the Company nor any of its Subsidiaries has received written notice that it has breached, violated or defaulted under, any of the terms or conditions of any Company Material Contract, in each case in such a manner as would permit any other party to cancel or terminate any such Company Material Contract, or would permit any other party to seek damages or other remedies, for any or all of such breaches, violations or defaults, except, individually or in the aggregate, as has not had and would not reasonably be expected to have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole. To the Knowledge of the Company, no third party has violated any provision of, or committed or failed to perform any act which, with or without notice, lapse of time or both would constitute a material default under the provisions of, any Company Material Contract.

Section 2.16 Insurance. The Company maintains insurance policies covering the Company, its Subsidiaries and their respective employees, properties or assets, including policies of property, fire, workers’ compensation, products liability, directors’ and officers’ liability and other casualty and liability insurance, against such losses and risks and in such amounts as are customary for the businesses in which the Company and its Subsidiaries are currently engaged. As of the date hereof, such policies are in full force and effect, no notice of cancellation has been received, and there is no existing default or event which, with the giving of notice or lapse of time or both, would constitute a default, by any insured thereunder, except, individually or in the aggregate, as has not had and would not reasonably be expected to have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole.

Section 2.17 Board Approval. The Board of Directors of the Company has, by resolutions duly adopted by unanimous vote at a meeting of all directors duly called and held and not subsequently rescinded or modified in any way prior to the date hereof (the “Company Board Approval”), (a) determined that this Agreement, the Acquisition and the other transactions contemplated hereby are fair to, and in the best interests of, the Company and its shareholders and declared this Agreement, the Acquisition and the other transactions contemplated hereby to be advisable, (b) approved this Agreement, the Acquisition and the other transactions contemplated hereby, including the Scheme of Arrangement and the Offer, (c) recommended that the shareholders of the Company approve this Agreement, the Acquisition and the other transactions contemplated hereby, including the Scheme of Arrangement, and (d) subject to Section 5.3 and Section 5.4, directed that this Agreement, the Acquisition and the transactions contemplated hereby, including the Scheme of Arrangement, be submitted to the Company’s shareholders at the Scheme Meeting.

Section 2.18 Opinion of Financial Advisor. The Company’s Board of Directors has received a written opinion from Morgan Stanley, dated as of March 19, 2011, to the effect that, as of such date, the Scheme Price is fair, from a financial point of view, to the holders of Company Ordinary Shares other than the Company, Acquiror or their respective subsidiaries (the “Fairness Opinion”). A signed copy of such opinion will be provided to Acquiror as promptly as practicable following receipt thereof by the Company.

Section 2.19 Shell Company Status. The Company is not a “shell company,” other than a “business combination related shell company,” as those terms are defined in Rule 405 promulgated under the Securities Act.

Section 2.20 Rights Plan. Neither the Company nor any of its Subsidiaries has in effect a shareholder rights plan or “poison pill.”

Section 2.21 Termination of LTX-Credence Merger Agreement. Prior to the execution of this Agreement: (i) the Agreement and Plan of Merger made and entered into as of November 17, 2010, by and among the Company, Alisier Limited, a corporation organized under the laws of Singapore, Lobster-1 Merger Corporation, a Massachusetts corporation and a wholly-owned subsidiary of the Company, Lobster-2 Merger Corporation, a Massachusetts corporation and a wholly-owned subsidiary of Alisier Limited, and LTX-Credence Corporation, a Massachusetts corporation (the “LTX-Credence Merger Agreement”) has been duly and validly terminated in accordance with its terms and (ii) the Company has no further liability or obligation under the LTX-Credence Merger Agreement, including with respect to the payment of any termination fee (as defined in the LTX-Credence Merger Agreement), if any. As of March 16, 2011, the Company has not received notice of any breach of the LTX-Credence Merger Agreement.

Section 2.22 No Other Representations and Warranties. Except for the representations and warranties contained in this Agreement, and any certificate delivered by Acquiror in connection with Closing, the Company acknowledges and agrees that neither Acquiror or any other Person on behalf of Acquiror makes, nor has the Company relied upon or otherwise been induced by, any other express or implied representation or warranty with respect to Acquiror or with respect to any other information provided to or made available to Acquiror in connection with the transactions contemplated hereunder. Except as provided in Section 5.12, neither Acquiror nor any other Person will have or be subject to any liability or indemnification obligation to the Company or any other Person resulting from the distribution to the Company, or the Company’s use of, any such information, including any information, documents, projections, forecasts or other material made available to the Company in certain data rooms or management presentations in expectation of the transactions contemplated in this Agreement, unless any such information is expressly included in a representation or warranty contained in this Agreement or the certificate referred to above.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF ACQUIROR

Acquiror represents and warrants to the Company as of the date hereof as follows:

Section 3.1 Organization; Standing and Power. Acquiror (i) is a corporation duly organized and validly existing under the laws of Japan, (ii) has the requisite corporate or other organizational power and authority to own, lease and operate its properties and to carry on its business as now being conducted and (iii) is duly qualified or licensed to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so organized and existing or so qualified, individually or in the aggregate, has not had and would not reasonably be expected to materially and adversely affect Acquiror’s ability to effect the Acquisition.

Section 3.2 Authority; Non-Contravention; Necessary Consents.

(a) Authority. Acquiror has all requisite corporate power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Acquiror and the consummation by Acquiror of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Acquiror and no other corporate proceedings on the part of Acquiror are necessary to authorize the execution and delivery of this Agreement or to consummate the Acquisition and the other transactions contemplated hereby. This Agreement has been duly executed and delivered by Acquiror and, assuming due execution and delivery by the Company, constitutes a valid and binding obligation of Acquiror, enforceable against Acquiror in accordance with its terms, except that such enforceability (i) may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws affecting or relating to creditors’ rights generally and (ii) is subject to general principles of equity.

(b) Non–Contravention. The execution and delivery of this Agreement by Acquiror does not, and performance of this Agreement and consummation of the transactions contemplated by this Agreement by Acquiror will not: (i) conflict with or violate any provision of the Articles of Association of Acquiror, (ii) subject to the approvals contemplated in Section 5.3 and compliance with the requirements set forth in or disclosed pursuant to Section 3.2(c), conflict with or violate any material Legal Requirement applicable to Acquiror or by which Acquiror or any of its properties is bound or affected, or (iii) assuming the consents, approvals and authorizations specified in Section 3.2(c) have been received and the waiting periods referred to therein have expired, and any condition precedent to such consent, approval, authorization, or waiver has been satisfied, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair Acquiror’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any pledges, claims, liens, charges, encumbrances, options and security interests of any kind or nature whatsoever (collectively, “Liens”) on any of the properties or assets of Acquiror pursuant to, any agreement, contract, subcontract, settlement agreement, lease, binding understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature, as in effect as of the date hereof or as may hereinafter be in effect (each, a “Contract”) (to which Acquiror is a party or by which Acquiror or any of its respective properties is bound or affected), except, in the case of clauses (ii) and (iii) above, for any such conflicts, breaches, defaults, impairments, alterations, rights of termination, amendments, acceleration or cancellation, Liens or violations that, individually or in the aggregate, would not reasonably be expected to materially and adversely affect Acquiror’s ability to effect the Acquisition.

(c) Necessary Consents. No consent, approval, order or authorization of, or registration, declaration or filing with any Governmental Entity is required to be obtained or made by Acquiror in connection with the execution and delivery of this Agreement or the consummation of the Acquisition, and other transactions contemplated hereby, except for: (i) the filing of such reports, schedules or materials under Section 13 or Rule 14a-12 under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby and thereby, (ii) such consents, clearances, approvals, orders, authorizations, registrations, declarations and filings as may be required under the HSR Act and the Antitrust Laws of the jurisdictions set forth in Schedule 6.1(f), (iii) the approval of the SIC of the conditions to the Offer as set forth in Annex II, and (iv) such other consents, clearances, approvals, orders, authorizations, registrations, declarations and filings with respect to any Governmental Entity the failure of which to obtain would not, individually or in the aggregate, reasonably be expected to materially and adversely affect Acquiror’s ability to effect the Acquisition. The consents, approvals, orders, authorizations, registrations, declarations and filings set forth in (i) through (iii) are referred to herein as the “Acquiror Necessary Consents.”

Section 3.3 Litigation. There are no claims, suits, actions or proceedings pending or, to the Knowledge of Acquiror, threatened against Acquiror or any of its Subsidiaries before any court, Governmental Entity, or any arbitrator that seek to restrain or enjoin the consummation of the transactions contemplated hereby.

Section 3.4 Available Funds. Acquiror has sufficient cash resources to enable it to pay the Scheme Consideration pursuant to this Agreement.

Section 3.5 Ownership of Company Ordinary Shares. Except as set forth in Section 3.5 of the disclosure schedule delivered by Acquiror to the Company dated as of the date hereof (the “Acquiror Disclosure Schedules”), Acquiror, its related corporations (as such term is defined in the Companies Act, Chapter 50 of Singapore law) and their respective nominees do not own or hold, of record or beneficially, any Company Ordinary Shares or any rights to acquire or other economic interest in any Company Ordinary Shares.

Section 3.6 No Other Representations and Warranties. Except for the representations and warranties contained in this Agreement, and any certificate delivered by the Company in connection with Closing or the Offer Closing, Acquiror acknowledges and agrees that neither the Company or any other Person on behalf of the Company makes, nor has Acquiror relied upon or otherwise been induced by, any other express or implied representation or warranty with respect to the Company or with respect to any other information provided to or made available to Acquiror in connection with the transactions contemplated hereunder. Except as provided in Section 5.12, neither the Company nor any other Person will have or be subject to any liability or indemnification obligation to Acquiror or any other Person resulting from the distribution to Acquiror, or Acquiror’s use of, any such information, including any information, documents, projections, forecasts or other material made available to Acquiror in certain data rooms or management presentations in expectation of the transactions contemplated in this Agreement, unless any such information is expressly included in a representation or warranty contained in this Agreement or a certificate referred to above.

ARTICLE IV

CONDUCT PRIOR TO THE EFFECTIVE TIME

Section 4.1 Conduct of Business by Company.

(a) Ordinary Course. During the period from the date hereof and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time or the Acceptance Time, if applicable, Company shall, and shall cause each of its Subsidiaries to, except as otherwise expressly required by this Agreement, by Legal Requirements or by the terms of any Contract in effect on the date hereof and made available to Acquiror or to the extent that Acquiror shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed) (i) use commercially reasonable efforts to carry on its business in the ordinary course, in substantially the same manner as heretofore conducted and in compliance with all applicable Legal Requirements, (ii) pay its debts and taxes when due subject to good faith disputes over such debts or taxes, and pay or perform other material obligations when due, subject to good faith disputes over such obligations, and (iii) use commercially reasonable efforts to (A) preserve intact its present business organization, (B) keep available the services of its present executive officers and key employees, and (C) preserve its relationships with material customers, suppliers, licensors, licensees and others with which it has material business dealings.

(b) Required Consent. In addition, without limiting the generality of Section 4.1(a), except as required by the terms of this Agreement, by Legal Requirements or by the terms of any Contract in effect on the date hereof and made available to Acquiror or as provided in Article IV of the Company Disclosure Schedule, without the prior written consent of Acquiror (which consent shall not be unreasonably withheld, delayed or conditioned), during the period from the date hereof and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time or Acceptance Time, if applicable, Company shall not do any of the following, and shall not permit any of the Company’s Subsidiaries to do any of the following:

(i) Declare, set aside or pay any dividends on or make any other actual, constructive or deemed distributions (whether in cash, stock, equity securities or property) in respect of any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock other than a cash management transaction between Company and a wholly-owned Subsidiary of it, or between wholly-owned Subsidiaries of Company in the ordinary course of business consistent with past practice;

(ii) Purchase, redeem or otherwise acquire, directly or indirectly, any shares of its capital stock or the capital stock of its Subsidiaries, except in connection with the withholding of shares to pay tax withholding obligations and/or exercise or purchase price, or repurchases of shares at cost in connection with the termination of the employment relationship with any Company Employee, in each case, pursuant to stock option, equity award or purchase agreements in effect on the date hereof or entered into in the ordinary course of business after the date hereof pursuant to Section 4.1(b)(iii)(C); provided, however, that nothing in this subparagraph (ii) shall prohibit Company from dissolving and/or merging into any of its Subsidiaries certain other Subsidiaries that are not material to it and its Subsidiaries, taken as a whole;

(iii) Authorize for issuance, issue, deliver, sell, pledge or otherwise encumber any shares of capital stock, or any securities convertible into shares of capital stock, or subscriptions, rights, warrants or options to acquire any shares of capital stock or any securities convertible into shares of capital stock, or enter into other agreements or commitments obligating it to issue any such securities or rights, other than: (A) issuances of Company Ordinary Shares upon the exercise of Company Options, warrants or other rights of Company or the settlement of Company Restricted Share Units existing on the date hereof in accordance with their present terms or granted pursuant to clause (C) hereof, (B) issuances of Company Ordinary Shares to participants in any employee share purchase plan of Company pursuant to the terms thereof or (C) grants of stock options or other stock based awards (including Company Restricted Shares and Company Restricted Share Units) of, or to acquire, Company Ordinary Shares granted under the Company Share Plans in effect on the date hereof, in each case (x) in the ordinary course of business consistent with past practice, (y) with respect to stock options, granted with an exercise price no less than the fair market value of Company Ordinary Shares on the date of grant and not subject to any accelerated vesting or other provision that would be triggered solely as a result of the consummation of the transactions contemplated hereby and (z) for up to 1,600,000 Company Ordinary Shares in the aggregate (“Company Routine Grants”);

(iv) Propose, cause or permit any amendments to any of the Company Charter Documents or Subsidiary Charter Documents of any Subsidiary of the Company;

(v) Propose or adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of it or any of its Subsidiaries (other than the transactions contemplated hereby); provided, however, that nothing in this paragraph shall prohibit the Company from dissolving and/or merging into any of its Subsidiaries certain other Subsidiaries that are not material to it and its Subsidiaries, taken as a whole;

(vi) (A) Acquire (by merger, consolidation or acquisition of stock or assets) any other Person or any equity interest therein, or (B) acquire any material property or assets in any single transaction or series of related transactions, except for (i) transactions pursuant to existing Contracts disclosed in the Company Disclosure Schedule or (ii) transactions not in excess of $500,000 individually, or $1,000,000 in the aggregate;

(vii) Enter into any binding agreement, agreement in principle, letter of intent, memorandum of understanding or similar agreement with respect to any joint venture, joint development, strategic partnership or alliance that is material, individually or in the aggregate, to the business of the Company and its Subsidiaries, taken as a whole;

(viii) Sell, lease, exclusively license, encumber or otherwise convey or dispose of any properties or assets material to the business of the Company and its Subsidiaries, taken as a whole, except (A) sales of inventory, products or equipment in the ordinary course of business consistent with past practice or (B) the sale, lease or disposition of excess or obsolete property or assets in the ordinary course of business consistent with past practice, in each case, which are not material, individually or in the aggregate, to the business of the Company and its Subsidiaries taken as a whole;

(ix) Make any loans, advances or capital contributions to any Person, other than: (A) loans or investments by it or a wholly-owned Subsidiary of it to or in it or any wholly-owned Subsidiary of it or (B) employee loans or advances for travel and entertainment expenses made in the ordinary course of business consistent with past practice;

(x) Except as required by GAAP or applicable Legal Requirements, make any material change in its methods, principles or practices of accounting;

(xi) Make or change any material Tax election, adopt or change any accounting method in respect of Taxes that affects in any material respect the Tax liability or Tax attributes of the Company or any of its Subsidiaries, file any material amended Tax Return, enter into any closing agreement in respect of material Taxes, settle or compromise any material Tax liability or consent to any extension or waiver of any limitation period with respect to material Taxes;

(xii) Except as required by GAAP or applicable Legal Requirements, materially revalue any of its properties or assets other than in the ordinary course of business consistent with past practice;

(xiii) (A) Pay, discharge, settle or satisfy any threatened or actual litigation or any dispute that would reasonably be expected to lead to litigation (whether or not commenced prior to the date of this Agreement), other than (x) the payment, discharge, settlement or satisfaction, solely for cash in amounts (I) not exceeding $250,000 individually or $500,000 in the aggregate, in the ordinary course of business consistent with past practice, (II) as reserved against in full in the Company Balance Sheet, or (III) as covered by existing insurance policies, (y) the discharge, settlement or satisfaction of any such litigation or dispute that does not involve any payment by the Company or any of its Subsidiaries and does not impose any obligation on the Company or any of its Subsidiaries (other than a non-exclusive license of Intellectual Property that is not material to the Company and its Subsidiaries, taken as a whole), or (B) waive the benefits of, modify in any manner, amend, terminate, assign, release any Person from or knowingly fail to enforce, any confidentiality, “standstill,” or similar agreement to which the Company or any of its Subsidiaries is a party or of which the Company or any of its Subsidiaries is a beneficiary;

(xiv) Write up, write down or write off the book value of any assets, individually or in the aggregate, for Company and its Subsidiaries, taken as a whole, other than (A) in the ordinary course of business consistent with past practice, (B) as may be required by GAAP or (C) otherwise not in excess of $500,000;

(xv) Take any action to render inapplicable, or to exempt any third Person (other than Acquiror) from the provisions of any applicable Legal Requirement that purports to limit or restrict business combinations or the ability to acquire or vote shares of capital stock;

(xvi) (A) Make any material increase in the amount of compensation or any material increase in the fringe benefits of, pay any bonus to or grant severance or termination pay to any Company Employee other than increases in base salary of less than three and five-tenths percent (3.5%) or grants, fringe benefit increases or payments in the ordinary course of business consistent in time and amount with past practice, (B) make any material increase in or commitment to materially increase the benefits or expand the eligibility under any Company Benefit Plan (including any severance plan or arrangement), adopt or materially amend or make any commitment to adopt or materially amend any Company Benefit Plan or make any contribution, other than regularly scheduled contributions, to any Company Benefit Plan, (C) waive any stock repurchase rights, accelerate, amend or change the period of exercisability of Company Options, Company Restricted Shares or Company Restricted Share Units, or reprice any Company Options or authorize cash payments in exchange for any Company Options, other than pursuant to arrangements in effect as of the date hereof or disclosed pursuant to this Section 4.1, (D) enter into any employment, severance, termination or indemnification agreement with any Company Employee or enter into any collective bargaining, works council or trade union agreement, (other than (i) offer letters entered into in the ordinary course of business consistent with past practice with employees who are terminable “at will,” provided that any such offer letter does not provide for annual compensation in excess of $200,000 or equity awards other than Company Routine Grants, or (ii) severance agreements with non-officer Company Employees entered into in the ordinary course of business consistent with past practice), (E) grant any stock appreciation right, phantom stock award, stock-related award or performance award (whether payable in cash, shares or otherwise) to any Person (including any Company Employee), or (F) enter into any agreement with any Company Employee the benefits of which are (in whole or in part) contingent or the terms of which are materially altered upon the occurrence of a transaction involving Company of the nature contemplated hereby; provided, however, that in each case of (A) - (F), nothing herein shall be construed as prohibiting Company from granting Company Options or Company Restricted Share Units that are Company Routine Grants;

(xvii) Enter into, amend or extend any collective bargaining agreement;

(xviii) Transfer or license to any Person or otherwise extend, amend or modify in any material respect any rights to Company IP, or enter into any agreements or make other commitments to grant, transfer or license to any Person material future patent rights, in each case, other than non-exclusive licenses granted to customers, resellers and end users in the ordinary course of business consistent with past practices, or grant any exclusive rights with respect to any Intellectual Property;

(xix) Enter into any Contracts: (A) containing, or otherwise subjecting the Company or Acquiror or any of their respective Subsidiaries to, any material non-competition or material exclusivity restrictions on the operation of the business of the Company or Acquiror or any of their respective Subsidiaries; or (B) resulting in Acquiror or any of its Subsidiaries (1) granting to any third party any right to or with respect to any intellectual property owned by, or licensed to, any of them or (2) being obligated to pay any royalties or other material amounts, or offer any discounts, to any third party in excess of those payable by, or required to be offered by, any of them in the absence of this Agreement or the transactions contemplated hereby;

(xx) Incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of the Company or any of the Company’s Subsidiaries, guarantee any debt securities of another Person, enter into any “keep well” or other agreement to maintain any financial statement condition of any other Person (other than any wholly-owned Subsidiary of it) or enter into any arrangement having the economic effect of any of the foregoing, other than (A) guarantees and letters of credit issued to suppliers of the Company or any of its Subsidiaries in the ordinary course of business, (B) loans or advances to direct or indirect wholly owned Subsidiaries in the ordinary course of business consistent with past practice or (C) in connection with the financing of ordinary course trade payables, in any such case consistent with past practice;

(xxi) Hire or promote any officer-level employee or appoint a new member of the board of directors of the Company or any of the Company’s Subsidiaries;

(xxii) Forgive any loans to any of its employees, officers or directors or any employees, officers or directors of any of its Subsidiaries;

(xxiii) Make any capital expenditures other than in the ordinary course of business consistent with past practice and in an amount not in excess of $1,000,000 individually or $7,500,000 in the aggregate;

(xxiv) Enter into, modify or amend in a manner materially adverse to the Company and its Subsidiaries, taken as a whole, or terminate any Company Material Contract, or waive, release or assign any material rights or claims thereunder, in each case, in a manner materially adverse to the Company and its Subsidiaries, taken as a whole;

(xxv) Knowingly take any action that is intended or would reasonably be expected to result in any of the conditions to the Scheme of Arrangement set forth in Article VI or to the Offer set forth in Annex II not being satisfied;

(xxvi) Except as expressly contemplated by this Agreement, take any actions that would result in restructuring charges pursuant to GAAP in excess of $250,000 in the aggregate;

(xxvii) Enter into any new line of business material to the Company and its Subsidiaries, taken as a whole;

(xxviii) Fail to use commercially reasonable efforts to maintain in full force and effect insurance coverage substantially similar to insurance coverage maintained on the date hereof; or

(xxix) Agree (whether or not in writing) to take any of the actions described in (i) through (xxviii) above.

ARTICLE V

ADDITIONAL AGREEMENTS

Section 5.1 Implementation of the Scheme of Arrangement.

(a) Obligations of the Company:

(i) Preparation and Filing of Scheme Document. As promptly as reasonably practicable after the execution of this Agreement , the Company shall prepare and file with the U.S. Securities and Exchange Commission (the “SEC”) and the High Court of the Republic of Singapore (the “Court”) the document containing the Scheme of Arrangement to be sent to all shareholders of the Company, an explanatory statement and notice of meeting, proxy statement and proxy form, all in such form and substance as shall be agreed by the parties hereto and in compliance with all applicable Legal Requirements, (the “Scheme Document”), and any other document required to be filed by the Company with the SEC, the Court, the

Securities Industry Council of Singapore (“SIC”), or any other Governmental Entity in relation to the Scheme of Arrangement (the “Relevant Documents”).

(ii) Independent Financial Advisor. The Company will promptly appoint an independent financial adviser to advise the holders of Company Ordinary Shares on the Scheme of Arrangement and, if applicable, the Offer (the “Independent Financial Advisor”). The Scheme Documents will include the advice of the Independent Financial Advisor and the advice of the independent directors of the Company on the Scheme of Arrangement.

(iii) Dispatch of Documents. The Company shall cause its share registrar to promptly dispatch to the holders of Company Ordinary Shares the Scheme Documents (including the appropriate form of proxy for use at the Scheme Meeting) as promptly as practicable on or after the Scheme Clearance Date. As used herein, “Scheme Clearance Date” means the later of the date on which (i) the SEC has, orally or in writing, confirmed that it has no further comments on the Scheme Document, including the first date following the tenth (10th) calendar day following the filing of the preliminary Scheme Document if the SEC has not informed the Company that it intends to review the Scheme Document and (ii) the Court has approved the Scheme Document.

(iv) Court Order. If the Scheme of Arrangement is approved by the shareholders of the Company, the Company shall promptly apply to the Court for, and use its reasonable best efforts to obtain, the Court’s approval and confirmation of the Scheme of Arrangement under Section 210 of the Companies Act, Chapter 50 of Singapore (the “Scheme Court Order” and the date of the Court hearing at which the Scheme Court Order is considered is herein referred to as the “Record Date”). If the Court refuses to approve the Scheme of Arrangement, the Company shall appeal the Court’s decision to the fullest extent permitted by applicable Legal Requirements unless otherwise agreed in writing by Acquiror.

(v) ACRA Registration. As soon as reasonably practicable following the grant of the Scheme Court Order, the Company shall deliver the Scheme Court Order to the Accounting and Corporate Regulatory Authority in Singapore (“ACRA”) for registration. The Scheme of Arrangement shall become effective upon the lodgment of the Scheme Court Order with ACRA (the “Effective Time” and the date on which the Effective Time occurs is referred to herein as the “Closing Date”).

(vi) Directors’ Responsibility. The Company shall, and shall procure that its directors shall, take responsibility for all information concerning the Company and its directors in the Scheme Document and in the letter to the shareholders of the Company to be included in the Scheme Document as required by applicable Legal Requirements.

(vii) No Withdrawal. The Company shall not withdraw the Scheme of Arrangement or allow it to lapse without the express written consent of Acquiror and will take no action which may otherwise be prejudicial to the successful completion of the Acquisition.

(viii) Notification of Circumstance. The Company will notify Acquiror of any matter or circumstance which might cause or result in any of the conditions set forth in Sections 6.1(a) through 6.1(c) to be unfulfilled or incapable of fulfillment as soon as possible after becoming aware of it and, on request from time to time, to confirm to Acquiror in writing that there are no such matters or circumstances of which it is aware (other than as previously notified).

(b) Obligations of Acquiror:

(i) Cooperation. Acquiror shall co-operate with the Company in connection with the preparation and filing of the Scheme Document and any other Relevant Document, and Acquiror shall promptly provide to the Company such information concerning its business affairs and financial statements required to be included in the Scheme Document or other Relevant Documents or in any amendments or supplements thereto.

(ii) Representation. Acquiror shall ensure that it, through its legal counsel, is represented at Court hearings convened for the purpose of Section 210 of the Companies Act, Chapter 50 of Singapore at which, if requested by the Court, Acquiror shall do all things and take all steps as are reasonably necessary to ensure the fulfillment of its obligations under this Agreement and the Scheme of Arrangement.

(iii) Satisfaction of Scheme Price. Subject to the satisfaction or waiver of the conditions in Section 6.1 and Section 6.3, Acquiror will be bound by the Scheme of Arrangement, and will pay the Scheme Price pursuant to the Scheme of Arrangement within the timeline as required under the Singapore Code.

(iv) Directors’ Responsibility. Acquiror shall, and shall procure that its directors shall, take responsibility for all information concerning Acquiror provided to the Company for inclusion in the Scheme Document and in the letter to the shareholders of the Company to be included in the Scheme Document as required by applicable Legal Requirements.

(c) Waiver of the Singapore Code. As promptly as reasonably practicable after the execution of this Agreement, the Company shall use reasonable best efforts to obtain from the SIC confirmation that (i) the Singapore Code on Take-overs and Mergers (the “Singapore Code”) and its requirements shall not apply to the Acquisition and (ii) if the Singapore Code applies to the Acquisition, that rules 14, 15, 16, 17, 20.1, 21, 22, 28, 29 and 33.2 and note 1(b) to rule 19 of the Singapore Code shall not apply to the proposed Scheme of Arrangement, subject to any conditions the SIC may deem fit to impose. Acquiror shall cooperate in good faith with the Company’s efforts to obtain such a confirmation and waiver. If such confirmation and waiver is obtained, then notwithstanding anything to the contrary contained herein, all requirements that the parties comply with the Singapore Code set forth herein shall be deemed waived.

Section 5.2 Amendment of Scheme Documents.

(a) Each of the Company and Acquiror will notify the other party promptly upon the receipt of any comments from the SEC, SIC, Court or any other Governmental Entity or its respective staff in connection with the filing of, or amendments or supplements to, the Scheme Document or other Relevant Documents.

(b) Whenever the Company or Acquiror becomes aware of the occurrence of any event which is required to be set forth in an amendment or supplement to the Scheme Document and/or other Relevant Document, the Company or Acquiror, as the case may be, will promptly inform the other party of such occurrence and cooperate in filing with the SEC, SIC, Court or any other applicable Governmental Entity or its respective staff, and/or mailing to shareholders of the Company, such amendment or supplement, and, except in the case of any portion of a filing and/or mailing made with respect to an Acquisition Proposal or a Change of Recommendation, provide the other party (and its counsel) with a reasonable opportunity to review and comment on any amendment or supplement to the Scheme Document and/or other Relevant Documents prior to filing such with the SEC, SIC, Court or any other Governmental Entity and will provide the other party with a copy of all such filings and/or mailings.

(c) Except as otherwise set forth in this Agreement, no amendment or supplement (including by incorporation by reference) to the Scheme Document and/or other Relevant Documents, shall be made without the approval of Acquiror and the Company, which approval shall not be unreasonably withheld, conditioned or delayed; provided that the Company, in connection with a Change of Recommendation, may amend or supplement the Scheme Documents and/or other Relevant Documents for the Company pursuant to a Qualifying Amendment to effect such change, and in such event, the right of approval set forth in this Section 5.2 shall apply only with respect to such information, if any, relating to the other party or its business, financial condition or results of operations, and shall be subject to the right of each party to have its Board of Directors’ deliberations and conclusions be accurately described. A “Qualifying Amendment” means an amendment or supplement to the Scheme Documents and/or other Relevant Documents for the Company to the extent it contains (i) a Change of Recommendation, (ii) a statement of the reasons of the Board of Directors of the Company for making such Change of Recommendation and (iii) additional information reasonably related to or in anticipation of any of the foregoing.

(d) The Company shall provide Acquiror and Acquiror’s counsel with copies of any correspondence that it or its counsel may receive from time to time from the SEC, SIC, Court or any other Governmental Entity with respect to the Scheme Document and/or any other Relevant Documents, as applicable, as soon as practicable after receipt of such correspondence.

(e) Without limiting the generality of the foregoing, the information supplied or to be supplied by either party hereto for inclusion or incorporation by reference in the Scheme Document and/or other Relevant Documents shall not, on the date the Scheme Document and/or other Relevant Documents (or, in each case, any amendment thereof or supplement thereto) is first mailed to shareholders of the Company, at the time of the Scheme Meeting, or as of the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Notwithstanding anything to the contrary set forth herein, no representation or warranty is made by (i) the Company with respect to statements of Acquiror or (ii) Acquiror with respect to statements of the Company, in each case, made or incorporated by reference in the Scheme Document and/or any other Relevant Document about the other party supplied by such other party for inclusion or incorporation by reference in the Scheme Document and/or such other Relevant Document.

Section 5.3 Scheme Meeting; Board Recommendation.

(a) Scheme Meeting.

(i) The Company will take all action necessary or advisable in accordance with applicable Legal Requirements and its memorandum and articles of association to apply to the Court for order(s) convening the Scheme Meeting to be held as promptly as practicable thereafter to consider the approval of this Agreement, the Scheme of Arrangement and other transactions contemplated hereby. If the Court refuses to make any order convening the Scheme Meeting, unless otherwise agreed in writing by Acquiror, the Company shall appeal the Court’s decision to the fullest extent possible.

(ii) Subject to Section 5.4(d), the Company will use reasonable best efforts to (i) solicit from its shareholders votes and/or proxies in favor of the Scheme of Arrangement and the approval of this Agreement and (ii) secure the vote or consent of its shareholders required by the rules of Nasdaq or applicable Legal Requirements to obtain such approvals, including engaging one or more nationally recognized proxy solicitation firms and information agents to assist in such solicitation. The Company shall, on a daily basis at the close of business on each business day, keep Acquiror informed of the number of proxy votes received in respect of the resolutions to be proposed by the Company to its shareholders in order to effect the Scheme of Arrangement and the identity of the relevant shareholders. Notwithstanding anything to the contrary contained in this Agreement, to the extent permissible under applicable Legal Requirements, the Company may adjourn or postpone the Scheme Meeting to the extent necessary (A) to provide any necessary supplement or amendment to the Scheme Document to its shareholders in advance of the vote on the approval of the Scheme of Arrangement or the approval of this Agreement or (B) if as of the time for which the Scheme Meeting is originally scheduled (as set forth in the Scheme Document) there are insufficient shares of capital stock represented (either in person or by proxy) to approve such matters thereat or to constitute a quorum necessary to conduct the business of such Scheme Meeting. The Company shall ensure that the Scheme Meeting is duly called, noticed, convened, held and conducted, and that all proxies solicited by it in connection with the Scheme Meeting are solicited, in compliance with its memorandum and articles of association, the rules of Nasdaq and all other applicable Legal Requirements. The obligation of the Company to call, give notice of, convene and hold the Scheme Meeting in accordance with this Section 5.2 shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission to it of any Acquisition Proposal with respect to it, or by any withdrawal, amendment or modification of the recommendation of its Board of Directors with respect to this Agreement or the Scheme of Arrangement.

(b) Board Recommendation. Except to the extent expressly permitted by Section 5.4(d): (i) the Board of Directors of the Company shall (A) recommend that its shareholders vote in favor of the approval of the Scheme of Arrangement at the Scheme Meeting or (B) in the event Acquiror elects, with the prior written consent of the Company, to commence the Offer pursuant to and in accordance with the terms of this Agreement, recommend that its shareholders tender their Company Ordinary Shares to Acquiror in the Offer (the “Recommendation”); (ii) the Scheme Documents shall include a statement to the effect that the Board of Directors of the Company recommends that the Company’s shareholders vote in favor of the approval of this Agreement and the transactions contemplated hereby, including the Scheme of Arrangement, at the Scheme Meeting; (iii) in the event Acquiror elects, with the prior written consent of the Company, to commence the Offer pursuant to and in accordance with the terms of this Agreement, the Schedule 14D-9 shall include a statement to the effect that the Board of Directors of the Company recommends that the Company’s shareholders tender their shares to Acquiror in the Offer; and (iv) neither the Board of Directors of the Company nor any committee thereof shall withdraw, amend, modify, qualify or condition in a manner adverse to Acquiror or publicly propose or resolve to withdraw, amend, modify, qualify or condition in a manner adverse to Acquiror, the recommendation of the Company’s Board of Directors as set forth in the preceding clauses.

Section 5.4 Acquisition Proposals.

(a) No Solicitation. From the date hereof until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, the Company agrees that neither it nor any of its Subsidiaries nor any of the officers and directors of it or its Subsidiaries shall, and that it shall not authorize or permit its and its Subsidiaries’ employees, agents and representatives (including any investment banker, financial advisor, attorney, accountant, agent or other representative retained by it or any of its Subsidiaries) (collectively, “Representatives”) to, directly or indirectly: (i) solicit, initiate, knowingly encourage or knowingly facilitate any inquiry with respect to, the making, submission or announcement of, any Acquisition Proposal relating to the Company, (ii) participate or engage in any discussions or negotiations regarding, or furnish to any Person any non-public information with respect to or for the purpose of facilitating, or knowingly take any other action to facilitate any inquiries or the making of any proposal that constitutes or could reasonably be expected to lead to, any Acquisition Proposal, (iii) terminate, amend, release or authorize the release of any Person from, or expressly waive or authorize the waiver of any provision of, any confidentiality, “standstill” or similar agreement under which it or any of its Subsidiaries has any rights or fail to enforce or cause to be enforced in all material respects each such agreement at the request of Acquiror, (iv) take any action to render inapplicable, or to exempt any third Person from, any Legal Requirement that purports to limit or restrict business combinations or the ability to acquire or vote shares of capital stock, (v) publicly approve, endorse or recommend any Acquisition Proposal relating to the Company, (vi) enter into any letter of intent or similar Contract contemplating or otherwise relating to any Acquisition Proposal or transaction contemplated thereby (other than a confidentiality agreement as contemplated by Section 5.4(c)(i)) or (vii) propose publicly or agree to any of the foregoing with respect to an Acquisition Proposal relating to the Company. The Company and its Subsidiaries and Representatives will immediately cease any and all existing activities, discussions or negotiations with any third parties conducted heretofore with respect to any Acquisition Proposal with respect to the Company.

(b) Notification of Unsolicited Acquisition Proposals.

(i) As promptly as practicable (but in any event within one (1) business day) after receipt of any Acquisition Proposal by the Company or its Representatives or any material modification of or material amendment to any Acquisition Proposal or any request of the Company or its Representatives for nonpublic information or inquiry which could reasonably be expected to lead to an Acquisition Proposal, the Company shall provide Acquiror with oral and written notice of the material terms and conditions of such Acquisition Proposal, request or inquiry, and the identity of the Person or group making any such Acquisition Proposal, request or inquiry and a copy of all written and electronic materials provided in connection with such Acquisition Proposal, request or inquiry. Upon receiving such Acquisition Proposal, request or inquiry, the Company shall provide Acquiror as promptly as practicable (but in any event within one (1) business day) oral and written notice setting forth all such information as is reasonably necessary to keep the other party hereto informed in all material respects of the status and details (including all amendments or proposed amendments) of any such Acquisition Proposal, request or inquiry and shall promptly (but in any event within one (1) business day) provide Acquiror a copy of all written and electronic materials subsequently provided in connection with such Acquisition Proposal, request or inquiry.

(ii) The Company shall provide Acquiror with one business (1) prior notice (or such lesser prior notice as is provided to the members of its Board of Directors) of any meeting of its Board of Directors at which its Board of Directors (or any committee thereof) is reasonably expected to consider any Acquisition Proposal.

(c) Superior Offers. Notwithstanding anything to the contrary contained in Section 5.4(a), in the event that the Company receives an unsolicited, bona fide written Acquisition Proposal from a third party that its Board of Directors has in good faith concluded (following consultation with its outside legal counsel and its financial advisors (including the Independent Financial Advisor)) is, or is reasonably likely to lead to, a Superior Offer, the Company may then take any or all of the following actions (but only (1) if the Company has not materially breached any of the provisions set forth in this Section 5.4 in connection with such Acquisition Proposal, (2) the Scheme Meeting has not occurred and (3) to the extent the Board of Directors of the Company concludes in good faith (after consultation with its outside legal counsel) that the failure to do so would be reasonably likely to result in a breach of its fiduciary duties under applicable Legal Requirements):

(i) Furnish nonpublic information to the third party making such Acquisition Proposal, provided that (A) at least forty-eight (48) hours prior to furnishing any such nonpublic information to such party, it gives Acquiror written notice of its intention to furnish such nonpublic information and the identity of the Person or group making any such Acquisition Proposal and a copy of all written and electronic materials provided in connection with such Acquisition Proposal, (B) it receives from the third party an executed confidentiality agreement containing customary limitations on the use and disclosure of all nonpublic written and oral information furnished to such third party on the Company’s behalf, the terms of which are at least as restrictive as the terms contained in the Confidentiality Agreement provided that such agreement shall not contain terms which prevent the Company from complying with its obligations under this Agreement (including this Section 5.4), (C) contemporaneously with furnishing any such nonpublic information to such third party, it furnishes such nonpublic information to Acquiror (to the extent such nonpublic information has not been previously so furnished or made available), and (D) it does not supply such third party with any information unless specifically requested by such third party and does not in any way assist such third party to refine or supplement its request; and

(ii) Engage in negotiations with the third party with respect to the Acquisition Proposal, provided that at least forty-eight (48) hours prior to entering into negotiations with such third party, it gives Acquiror written notice of such party’s intention to enter into negotiations with such third party.

(d) Change of Recommendation.

(i) Notwithstanding Section 5.2(a), in response to the receipt of a Superior Offer that has not been withdrawn, the Board of Directors of the Company may withhold, withdraw, amend, modify, qualify or condition in a manner adverse to Acquiror its Recommendation, and in the case of a Superior Offer that is a tender or exchange offer, recommend that its shareholders accept the tender or exchange offer (any of the foregoing actions, whether by a Board of Directors or a committee thereof, a “Change of Recommendation”), if all of the following conditions in clauses (1) through (5) are met:

(1) The Scheme Meeting has not occurred;

(2) It shall have (A) provided Acquiror with written notice of its intention to effect a Change of Recommendation (a “Change of Recommendation Notice”) at least five (5) business days prior to effecting a Change of Recommendation that relates to (i) a Superior Offer or (ii) any material change to the terms of a Superior Offer to which a previous Change of Recommendation Notice applies, which notice shall state expressly (I) that it has received a Superior Offer, (II) the material terms and conditions of the

Superior Offer and the identity of the Person or group making the Superior Offer, and (III) that it intends to effect a Change of Recommendation and the manner in which it intends to do so (it being understood and agreed that such notice and such statement shall not constitute a Change of Recommendation), (B) provided to Acquiror a copy of all materials and information delivered or made available to the Person or group making the Superior Offer or any of its Representatives and (C) provided Acquiror with the opportunity to meet and discuss a modification of the terms and conditions of this Agreement so that the transactions contemplated hereby may be effected and so that the transaction theretofore determined to be a Superior Offer no longer constitutes a Superior Offer;

(3) Either (A) on or before the expiration of the five (5) business day period following the delivery to Acquiror of any Change of Recommendation Notice, Acquiror does not make a written offer, which shall be binding and enforceable against Acquiror and capable of acceptance by the Company (a “Matching Bid”), in response to such Superior Offer, or (B) following receipt of a Matching Bid within the five (5) business day period following the delivery to Acquiror of any Change of Recommendation Notice, the Board of Directors of the Company determines in good faith (at a meeting of the Board of Directors of the Company at which it consults prior to such determination with its outside legal counsel and its financial advisors (including the Independent Financial Advisor)) that after taking into account the Matching Bid, that the Superior Offer to which the Change of Recommendation Notice applies continues to be a Superior Offer;

(4) Its Board of Directors has concluded in good faith, following consultation with its outside legal counsel, that, in light of such Superior Offer and after taking into consideration the Matching Bid, if any, the failure of the Board of Directors to effect a Change of Recommendation would be reasonably likely to result in a breach of its fiduciary duties under applicable Legal Requirements; and

(5) It shall not have materially breached any of the provisions set forth in this Section 5.4 (including Section 5.4(b)) in connection with such Acquisition Proposal.

(ii) In addition, and notwithstanding anything to the contrary set forth herein, at any time prior to obtaining the approval of the shareholders of the Company of this Agreement and the Scheme of Arrangement, the Board of Directors of the Company may, in response to a material development or change in circumstances occurring, arising or coming to the attention of such Board of Directors after the date hereof (and not relating to any Acquisition Proposal) (such material development or change in circumstances, an “Intervening Event”), make a Change of Recommendation if such Board of Directors has concluded in good faith, after consultation with its outside legal advisors, that, in light of such Intervening Event, the failure of such Board of Directors to effect such a Change of Recommendation would be reasonably likely to result in a breach of its fiduciary duties under applicable Legal Requirements; provided, however, that (A) the Company shall send to Acquiror written notice of its intention to effect a Change of Recommendation, specifying in reasonable detail the reasons therefor, at least five (5) business days prior to effecting a Change of Recommendation, (B) the Company shall provide Acquiror with an opportunity to meet and discuss the basis for a Change of Recommendation, Acquiror’s reaction thereto and any possible modification to the terms and conditions of this Agreement in response thereto so that the transactions contemplated hereby may be effected and (C) after such discussions, the Board of Directors of the Company concludes, after consultation with its outside legal advisors, that the failure to effect a Change of Recommendation would be reasonably likely to result in a breach of its fiduciary duties under applicable Legal Requirements.

(iii) The Board of Directors of the Company shall not make any Change of Recommendation other than in compliance with and as permitted by this Section 5.4(d).

(e) Continuing Obligation to Call, Hold and Convene Scheme Meeting; No Other Vote. Notwithstanding anything to the contrary contained in this Agreement, the obligation of the Company to call, give notice of, convene and hold the Scheme Meeting, and to take a vote on the approval of this Agreement and the Scheme of Arrangement, shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission to it of any Acquisition Proposal, or by any Change of Recommendation. The Company shall not submit to the vote of its shareholders any Acquisition Proposal, or publicly propose to do so.

(f) Compliance with Tender Offer Rules; Disclosure. Nothing contained in this Agreement shall prohibit the Company or its Board of Directors from taking and disclosing to the shareholders of the Company a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or from making any other disclosure to its shareholders if, in the good faith judgment of the Company’s Board of Directors, after consultation with outside legal advisors, failure to make such disclosure would be inconsistent with its obligations under applicable Legal Requirements; provided, however, that the Company (with respect to statements made by the Company’s Board of Directors) shall not, pursuant to Rule 14e-2(a) under the Exchange Act or Rule 14(d)-9 under the Exchange Act or as required by applicable Legal Requirements, make disclosures that would amount to a Change of Recommendation, other than pursuant to, and in accordance with the requirements of, Section 5.4(d).

(g) Certain Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

(i) “Acquisition Proposal” shall mean, with respect to the Company, any transaction or series of related transactions (other than the transactions contemplated by this Agreement) involving: (i) any acquisition or purchase by any Person or “group” (as defined in or under Section 13(d) of the Exchange Act), directly or indirectly, of a fifteen percent (15%) or greater interest in the total issued equity interests or voting securities of the Company, or any tender offer or exchange offer that if consummated would result in any Person or “group” (as defined in or under Section 13(d) of the Exchange Act) beneficially owning fifteen percent (15%) or more of the total issued equity interests or voting securities of the Company; (ii) any acquisition or purchase of fifty percent (50%) or more of any class of equity or other voting securities of one or more Subsidiaries of the Company, the business(es) of which, individually or in the aggregate, generate or constitute fifteen percent (15%) or more of the net revenues, net income or assets (as of or for the twelve (12) month period ending on the last day of the applicable party’s most recently completed fiscal year) of the Company and its Subsidiaries, taken as a whole; (iii) any merger, consolidation, business combination or other similar transaction involving the Company or one or more of its Subsidiaries the business(es) of which, individually or in the aggregate, generate or constitute fifteen percent (15%) or more of the net revenues, net income or assets (as of or for the twelve (12) month period ending on the last day of the Company’s most recently completed fiscal year) of the Company and its Subsidiaries, taken as a whole, pursuant to which the shareholders of the Company or such Subsidiary or Subsidiaries, as applicable, immediately preceding such transaction hold less than eighty-five percent (85%) of the equity interests and voting securities in the surviving or resulting entity of such transaction; (iv) any sale, lease (other than in the ordinary course of business), exchange, transfer, license (other than in the ordinary course of business), acquisition or disposition of assets of a party hereto or its Subsidiaries that generate or constitute fifteen percent (15%) or more of the net revenues, net income or assets (as of or for the twelve (12) month period ending on the last day of the applicable party’s most recently completed fiscal year) of such party and its Subsidiaries, taken as a whole; (v) any liquidation, dissolution, recapitalization or other significant corporate reorganization of a party hereto or one or more of its Subsidiaries the business(es) of which, individually or in the aggregate, generate or constitute fifteen percent (15%) or more of the net revenues, net income or assets (as of or for the twelve (12) month period ending on the last day of the applicable party’s most recently completed fiscal year) of such party and its Subsidiaries, taken as a whole; or (vi) any combination of the foregoing.

(ii) “Superior Offer,” with respect to the Company, shall mean an unsolicited, bona fide written offer made by a third party to acquire, directly or indirectly, pursuant to a tender offer, exchange offer, merger, consolidation or other business combination, all or substantially all of the assets of the Company or one hundred percent (100%) of the total outstanding voting securities of the Company on terms that the Board of Directors of the Company has in good faith concluded (following consultation with its outside legal counsel and its financial adviser of nationally recognized reputation and the Independent Financial

Advisor), taking into account, among other things, the legal, financial, regulatory and other aspects of the offer and the Person making the offer and the strategic and other benefits of the Acquisition, as well as any binding counter-offer or proposal made by Acquiror in accordance with Section 5.4(d)(ii) is reasonably capable of being consummated on the terms proposed, (ii) if consummated on such terms would result in a transaction that is more favorable to the Company’s shareholders (in their capacities as shareholders) than the Acquisition, and (iii) is not subject to financing contingencies (and if financing is required, then such financing is fully committed to the third party making the Acquisition Proposal).

(h) Return of Information. The Company shall use its commercially reasonable efforts to have all copies of all nonpublic information it or its Subsidiaries and its and their Representatives have distributed on or prior to the date of this Agreement to other parties regarding a potential business combination transaction within the twelve (12) months prior to the date of this Agreement returned to it as soon as possible.

(i) Representatives. The Company shall inform its Representatives of the restrictions described in this Section 5.4. Any violation of the restrictions set forth in this Section 5.4 by any Representative of the Company or its Subsidiaries shall be deemed to be a breach of this Section 5.4 by the Company.

Section 5.5 Confidentiality; Access to Information; No Modification of Representations, Warranties or Covenants.

(a) Confidentiality. The parties acknowledge that Acquiror and the Company have previously executed a Confidentiality Agreement dated December 7, 2010 (the “Confidentiality Agreement”), which Confidentiality Agreement will continue in full force and effect in accordance with its terms.

(b) Access to Information. During the period commencing with the execution and delivery of this Agreement and ending on the earlier to occur of the Effective Time or the termination of this Agreement pursuant to its terms, the Company shall afford Acquiror and Acquiror’s Representatives reasonable access during reasonable hours to its properties, books, records and personnel to obtain all information concerning its business as Acquiror may reasonably request (provided that such access shall be upon reasonable notice to the Company and shall not unreasonably interfere with the business or operations of the Company and its Subsidiaries). The Company and Acquiror shall hold all information received pursuant to this Section 5.5(b) and pursuant to Section 5.9 confidential in accordance with the terms of the Confidentiality Agreement. Notwithstanding the foregoing, this Section 5.5(b) shall not require the Company or any of its Subsidiaries to permit any inspection, provide access to or to disclose any information, that would result in (i) the waiver of any applicable attorney-client privilege; provided that such Person shall have used its reasonable best efforts to allow such inspection or disclose such information in a manner that would not result in a waiver of attorney-client privilege, or (ii) the violation of any Legal Requirements promulgated by a Governmental Entity, fiduciary duty or Contract entered into prior to the date of this Agreement; provided that the Company and its Subsidiaries shall use their reasonable best efforts to make appropriate substitute arrangements to permit reasonable disclosure under the circumstances in which the restrictions in Subclauses (i) and (ii) apply.

(c) No Modification of Representations and Warranties or Covenants. No information or knowledge obtained in any investigation or notification pursuant to this Section 5.5, Section 5.7 or Section 5.9 shall affect or be deemed to (i) modify any representation or warranty contained herein, the covenants or agreements of the parties hereto or the conditions to the obligations of the parties hereto under this Agreement, (ii) impair or otherwise prejudice in any manner rights of the party receiving such access or notice to rely upon the conditions to the obligations of such party to consummate the transactions contemplated by this Agreement, or (iii) impair or otherwise limit the remedies available to the party receiving such access or notice.

Section 5.6 Public Disclosure. Without limiting any other provision of this Agreement, Acquiror and the Company will consult with each other before issuing, and provide each other a reasonable opportunity to review, comment upon and concur with, and use its respective commercially reasonable efforts to agree on any press release or public statement with respect to this Agreement and the transactions contemplated hereby, and will not issue any such press release or make any such public statement without the prior written consent of the other party, which consent shall not be unreasonably withheld, delayed or conditioned; provided however, that a party may, without the prior written consent of the other party, issue any such press release or make such statement to the extent required by law or any listing agreement with Nasdaq or any other applicable national securities exchange or market. The parties hereto have agreed to the text of the joint press release announcing the signing of this Agreement. Notwithstanding the foregoing, (i) each of the Company and Acquiror may make any public statement in response to questions from the press, analysts, investors or those attending industry conferences and make internal announcements to employees, so long as such statements are consistent with previous press releases, public disclosures or public statements made jointly by Acquiror and the Company (or individually, if approved by the other party) and (ii) in the event that there has been a Change of Recommendation pursuant to Section 5.4(d) hereof, neither the Company nor Acquiror will have any further obligation to consult with each other, and agree, before issuing any press release or otherwise making any public statement with respect to the Acquisition, this Agreement, the Scheme Document, the Offer Documents, the Schedule 14D-9 or any Acquisition Proposal.

Section 5.7 Regulatory Matters.

(a) Regulatory Filings. The Company shall consult with Acquiror and Acquiror’s counsel in determining whether any action by or in respect of, or filing with, any Governmental Entity or other third parties is required, or any actions, consents, approvals or waivers are required to be obtained from any Governmental Entities or other third parties, in connection with the consummation of the Acquisition or any other transactions contemplated by this Agreement. If and to the extent that such filings have not been made prior to the execution of this Agreement, as promptly as practicable after the date hereof, each of the Company and Acquiror shall make all filings, notices, petitions, statements, registrations, submissions of information, applications or submissions of other documents required to be made with any Governmental Entity as a condition to consummation of, or otherwise required to be filed or submitted with any Governmental Entity in connection with, the Acquisition and the other transactions contemplated hereby, including: (i) Notification and Report Forms with the United States Federal Trade Commission (the “FTC”) and the Antitrust Division of the United States Department of Justice (“DOJ”) as required by the HSR Act, and (ii) any other filings, notices, petitions, statements, registrations, submissions of information, applications or submissions of other documents required to be filed or submitted with any Governmental Entities by or under the Antitrust Laws of the jurisdictions set forth in Schedule 6.1(f) or any other Legal Requirements relating to the Acquisition or any other transactions contemplated hereby. Each of the Company and Acquiror shall use reasonable best efforts to cause all documents that it is responsible for filing with any Governmental Entity under this Section 5.7(a) to comply in all material respects with all applicable Legal Requirements. Acquiror, the Company and their respective Subsidiaries and affiliates shall use reasonable best efforts to fully respond and substantially comply with any “second request” from the FTC or the DOJ in relation to the Notification and Report Forms filed by any of them under the HSR Act in connection with the Acquisition or any other transactions contemplated hereby, or any other similar request for additional information from any other Governmental Entity in relation to any other filings, notices, petitions, statements, registrations, submissions of information, applications or submissions of other documents filed or submitted by any of them with any Governmental Entity in connection with the Acquisition or any other transactions contemplated hereby within sixty (60) days after receipt of such “second request” or other similar request.

(b) Exchange of Information. The Company and Acquiror each shall use reasonable best efforts to promptly supply the other with any information which may be required in order to effectuate any filings or applications pursuant to Section 5.7(a). Except where prohibited by applicable Legal Requirements, and subject to the Confidentiality Agreement and applicable privileges, including the attorney-client privilege, each of Acquiror and the Company shall (i) consult with the other prior to taking a position with respect to any such filing or application, (ii) permit the other to review and discuss in advance, and consider in good faith the views of the other in connection with any analyses, appearances, presentations, memoranda, briefs, white papers, arguments, opinions and proposals (collectively, “Briefings”) before making or submitting any of the foregoing to any Governmental Entity by or on behalf of any party hereto in connection with any investigations or proceedings in connection with this Agreement or the transactions contemplated hereby (including under any antitrust or fair trade Legal Requirement) and (iii) coordinate with the other in preparing and exchanging such information. It is acknowledged and agreed that the parties hereto shall have, except where prohibited by applicable Legal Requirements, joint responsibility for determining the strategy for dealing with any Governmental Entity with responsibility for reviewing the Acquisition with respect to antitrust or competition issues. Subject to applicable Legal Requirements, no party hereto shall participate in any meeting with any Governmental Entity in respect of any such filings, applications, Briefings, investigation, proceeding or other inquiry without giving the other parties hereto prior notice of and an opportunity to attend and participate in such meeting; provided, however, that Acquiror may exclude the Company from any portion of any such meeting which Acquiror reasonably believes would be in the best interests of the Acquisition or that includes confidential information not directly related to the Acquisition.

(c) Notification. Each of the Company and Acquiror will notify the other promptly upon the receipt of: (i) any comments from any officials of any Governmental Entity in connection with any filings made pursuant hereto, (ii) any request by any officials of any Governmental Entity for amendments or supplements to any filings made pursuant to, or information provided to comply in all material respects with, any Legal Requirements and (iii) any notices of pending or contemplated investigations by or before a Governmental Entity relating to this Agreement, the Acquisition or any other transactions contemplated by this Agreement (including any proceedings initiated by a private party). Whenever any event occurs that is required to be set forth in an amendment or supplement to any filing made pursuant to Section 5.7(a), the Company or Acquiror, as the case may be, will promptly inform the other of such occurrence and cooperate in filing with the applicable Governmental Entity such amendment or supplement.

(d) Reasonable Best Efforts. With the objective of enabling Acquiror and the Company to consummate the Acquisition and the other transactions contemplated hereby as expeditiously as possible after the date hereof (and in any event before the Termination Date), each of Acquiror and the Company will use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties hereto in doing, all things necessary, proper or advisable to (i) obtain all consents, clearances, approvals, orders, authorizations, registrations, declarations and filings that are required to be obtained under the HSR Act and all other applicable Antitrust Laws (including the Antitrust Laws of the jurisdictions set forth in Schedule 6.1(f)) that are a condition to the consummation of the Acquisition and the other transactions contemplated hereby, (ii) resolve any objections to the Acquisition or any other transactions contemplated hereby that may be raised by the FTC, DOJ or any other Governmental Entity, and (iii) avoid or eliminate each and every impediment to the Acquisition and any other transactions contemplated hereby under applicable Antitrust Laws that may be asserted by the FTC, DOJ or any other Governmental Entities, (A) vigorously contesting and defending against (to judgment and on appeal if necessary) any suits, claims, actions, investigations or proceedings, whether judicial or administrative and whether initiated by a Governmental Entity or a third party, challenging this Agreement or the consummation of the Acquisition or any other transactions contemplated hereby, and (B) seeking to have vacated, reversed, lifted or overturned any stay, injunction, judgment, decree, agency decision or other order, whether temporary, preliminary or permanent, that has been entered by any court or other Governmental Entity that delays, restricts, prevents or otherwise prohibits the consummation of the Acquisition or any other transaction contemplated hereby. Notwithstanding anything in this Agreement to the contrary, nothing contained in this Agreement shall be deemed to require Acquiror or any Subsidiary or affiliate thereof to agree to (i) any divestiture, by itself or any of its affiliates, of shares of capital stock or of any business, assets or property of the Company or its Subsidiaries or affiliates, or of Acquiror or its Subsidiaries or affiliates or any license of technology, in each case that in Acquiror’s judgment would alter the benefits that Acquiror would expect to receive from the proposed Acquisition or (ii) the imposition of any material limitation on the ability of any of them to conduct their businesses or to own or exercise control of such assets, properties and stock that in Acquiror’s judgment would alter the benefits that Acquiror would expect to receive from the proposed Acquisition. The Company shall not take or agree to take any action identified in the immediately preceding sentence without the prior written consent of Acquiror.

(e) No Application to Scheme and Offer. Notwithstanding anything to the contrary set forth herein, the provisions of this Section 5.7 shall not apply to the obligations of the parties in respect of the Scheme of Arrangement to the extent they conflict with the terms of Article I, Section 5.1, Section 5.2 and Section 5.3 or the Offer to the extent they conflict with the terms of Article I and Annex I.

Section 5.8 Reasonable Best Efforts. Subject to the express provisions of Section 5.4 and Section 5.7 hereof, and upon the other terms and subject to the conditions set forth herein, each of the parties agrees to use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties hereto in doing, all things necessary, proper or advisable to consummate and make effective, as expeditiously as possible after the date hereof (and in any event before the Termination Date), the Acquisition and the other transactions contemplated by this Agreement, including by using reasonable best efforts to: (i) cause the conditions precedent set forth in Article VI to be satisfied, (ii) obtain all necessary actions or nonactions, waivers, consents, approvals, orders and authorizations from Governmental Entities and the making of all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Entities, if any) and, subject to the limitations set forth herein, the taking of all steps and remedies as may be necessary to avoid any suit, claim, action, investigation or proceeding by any Governmental Entity, (iii) obtain all necessary consents, approvals or waivers from third parties, including all Necessary Consents, and (iv) execute or deliver any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. In connection with and without limiting the foregoing, the Company and its Board of Directors shall, if any takeover statute or similar Legal Requirement is or becomes applicable to the Acquisition, this Agreement or any of the transactions contemplated by this Agreement, use reasonable best efforts to ensure that the Acquisition and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such Legal Requirement on the Acquisition (including by seeking a waiver of the application of any such Legal Requirement, if available), this Agreement and the transactions contemplated hereby.

Section 5.9 Notification of Certain Matters.

(a) By Acquiror.

(i) Acquiror shall give prompt notice to Company of any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate in any material respect, or any failure of Acquiror to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement.

(ii) At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the Effective Time and termination of this Agreement pursuant to its terms, Acquiror shall give prompt notice to Company of any material notice or other material communication received by it from any Governmental Entity in connection with the transactions contemplated by this Agreement.

(iii) At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the Effective Time and termination of this Agreement pursuant to its terms, Acquiror shall promptly advise Company orally and in writing of any litigation commenced after the date hereof against Acquiror or any of its directors by any of its current or former shareholders (on their own behalf or on behalf of the Acquiror) relating to this Agreement, the Acquisition or the other transactions contemplated hereby and shall keep Company reasonably informed on a current basis regarding any such litigation. Acquiror shall give the Company the opportunity to consult regarding the defense or settlement of any such shareholder litigation and shall consider the Company’s views with respect to such shareholder litigation.

(b) By Company.

(i) The Company shall give prompt notice to Acquiror of any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate, or any failure of Company to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement.

(ii) At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the Effective Time and termination of this Agreement pursuant to its terms, Company shall give prompt notice to Acquiror of (A) any material notice or other material communication received by it from any Governmental Entity in connection with the transactions contemplated by this Agreement, (B) any notice or other written communication received by it from any Person, subsequent to the date of this Agreement and prior to the Effective Time, alleging any material breach of or material default under any Company Material Contract to which such party or any of its Subsidiaries is a party or (C) any notice or other written communication received by Company or any of its Subsidiaries from any Person, subsequent to the date of this Agreement and prior to the Effective Time, alleging that the consent of such Person material to the operation of Company and its Subsidiaries, taken as a whole, is or may be required in connection with the transactions contemplated by this Agreement.

(iii) At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the Effective Time and termination of this Agreement pursuant to its terms, Company shall promptly advise Acquiror orally and in writing of any litigation commenced after the date hereof against the Company or any of its directors by any of its current or former shareholders (on their own behalf or on behalf of the company) relating to this Agreement, the Acquisition or the other transactions contemplated hereby and shall keep Acquiror reasonably informed on a current basis regarding any such litigation. The Company shall give Acquiror the opportunity to consult regarding the defense or settlement of any such shareholder litigation and shall consider Acquiror’s views with respect to such shareholder litigation.

Section 5.10 Third-Party Consents. As soon as practicable following the date hereof, the Company and Acquiror will each use commercially reasonable efforts to obtain any material consents, waivers and approvals under any of its or its Subsidiaries’ respective Contracts required to be obtained in connection with the consummation of the transactions contemplated hereby, including those identified in Section 5.10 of the Company Disclosure Schedule; provided that this Section 5.10 shall not obligate the Company or Acquiror to obtain any consents, waivers or approvals which are conditioned upon any material payments or incurrence of other material obligations by the Company or Acquiror or any of their respective Subsidiaries.

Section 5.11 Company Equity Awards and Employee Benefits.

(a) Company RSUs. As of the Effective Time, or in the event the Acquisition is effected by way of the Offer, at the Offer Closing, except as otherwise agreed to by Acquiror and a holder of a Company Restricted Share Unit, each Company Restricted Share Unit that is issued and outstanding as of the Effective Time or Offer Closing, as applicable, shall, by virtue of the Acquisition and without any action on the part of any Company Restricted Share Unit holder, become fully vested and each Company Restricted Share Unit so vested shall thereupon be converted into the right to receive, as promptly as reasonably practicable following the Effective Time or Offer Closing, as applicable, (but no later than the maximum period permitted for such payments to qualify under the short-term deferral exception of Treasury Regulation Section 1.409A-1(b)(4)(i), except as provided by the following sentence), a cash payment with respect thereto equal to the Scheme Price, less any required withholding Taxes. Notwithstanding the foregoing, such cash payments shall, unless otherwise agreed by the Acquiror and the Company, be made on the schedule set forth in the agreement evidencing the grant of such Restricted Share Unit, if and to the extent necessary to avoid a violation and/or adverse tax consequences under Section 409A of the Code. As of the Effective Time or Offer Closing, as applicable, all Company Restricted Share Units shall no longer be outstanding and shall automatically cease to exist, and each Company Restricted Share Unit holder shall cease to have any rights with respect thereto, except, with respect to the vested

Company Restricted Share Units, the right to receive the Scheme Price, less any required withholding Taxes, without interest. The Company shall take all actions necessary to effect the transactions contemplated by this Section 5.11(a) under all Company Restricted Share Unit agreements and any other plan or arrangement of the Company, including delivering all required notices, obtaining any required consents and making any determinations and/or resolutions of the Company Board of Directors or a committee thereof.

(b) Company Options.

(i) Company Options. In connection with the transactions contemplated by this Agreement, but no later than the Effective Time or, in the event the Acquisition is effected by way of the Offer, at the Offer Closing, each Company Option (whether or not vested or exercisable at the Effective Time or the Offer Closing, as applicable) excluding any Company Options under the Company Employee Shares Purchase Plan, as amended, other than Company Options held by an individual identified by Acquiror and set forth in Schedule 5.11(b) (each, an “Identified Option Holder”) that is unexpired, unexercised and outstanding immediately prior to the Effective Time or the Offer Closing, as applicable, will be assumed by Acquiror (each, an “Assumed Option”). Each such Assumed Option shall, except as otherwise agreed to by Acquiror and a holder of such Assumed Option, be subject to the same terms and conditions as applied to the related Company Option immediately prior to the Effective Time or Offer Closing, as applicable, including the vesting schedule applicable thereto, except that (i) the number of shares of Acquiror common stock or American Depository Receipts (“ADR”) representing shares of Acquiror common stock subject to each Assumed Option shall be determined by multiplying the number of shares of Company Common Stock subject to such Assumed Option as of immediately prior to the Effective Time or Offer Closing, as applicable, by the Exchange Ratio (with the resulting number rounded down to the nearest whole share or ADR), and (ii) the per share exercise price of the Acquiror common stock/ADRs issuable upon the exercise of each Assumed Option shall be equal to the quotient determined by dividing the exercise price per share of Company Common Stock as of immediately prior to the Effective Time or Offer Closing, as applicable, by the Exchange Ratio, with the resulting price per share rounded up to the nearest whole cent. As soon as reasonably practicable following the Closing Date or the Offer Closing Date, as applicable, Acquiror will deliver to each holder of an Assumed Option a document evidencing the foregoing assumption of such Assumed Option by Acquiror, indicating thereon (i) the aggregate number of shares/ADRs of Acquiror common stock issuable upon the exercise thereof, (ii) the exercise price per share of such Assumed Option, and (iii) the portion of such Assumed Option that is vested and unvested as of the Closing Date or Offer Closing Date, as applicable. It is the intention of the parties that the assumption of Company Options pursuant hereto shall be effected in a manner that satisfies the requirements of Sections 409A and 424(a) of the Code and the Treasury Regulations promulgated thereunder and this provision will be construed consistent with this intent. Acquiror shall take all actions reasonably necessary or appropriate to have available for issuance or transfer a sufficient number of shares of Acquiror common stock for delivery upon exercise of the Assumed Options. For purposes of the foregoing, the term “Exchange Ratio” shall mean a fraction determined by dividing (x) the Scheme Price, by (y) the volume weighted average per share price of Acquiror common stock (denominated in U.S. dollars) on the New York Stock Exchange market for the ten (10) consecutive trading days immediately preceding (but not including) the Closing Date or Offer Closing Date, as applicable, in each case, rounded to four decimal places.

(ii) Other Company Options. At the Effective Time or, in the event the Acquisition is effected by way of the Offer, at the Offer Closing, each Company Option, excluding any Company Options under the Company Employee Shares Purchase Plan, as amended, held by an Identified Option Holder whether or not vested or exercisable, that is unexpired, unexercised and outstanding immediately prior to the Effective Time or the Offer Closing, as applicable, and that has a per share exercise price that is less than or equal to the Scheme Price (collectively, the “Cashed-Out Company Options”) shall, on the terms and subject to the conditions set forth in this Agreement, vest in full and become exercisable immediately prior to the Effective Time or Offer Closing, as applicable, and terminate in its entirety at the Effective Time or the Offer Closing, as applicable, and the holder of each Cashed-Out Company Option shall be entitled to receive therefor, at the Effective Time or the Offer Closing, as applicable, or as soon thereafter as reasonably practicable, an amount of cash equal to the product of (A) the number of Company Ordinary Shares as to which such Cashed-Out Company Option is exercisable at the Effective Time or the Offer Closing, as applicable, after giving effect to the acceleration of vesting and exercisability provided in this Section 5.11(b)(ii) and (B) the excess, if any, of (1) the Scheme Price over (2) the per share exercise price of such Cashed-Out Company Option immediately prior to the Effective Time or the Offer Closing, as applicable. To the extent that no excess, as referred to in clause (B) above, shall exist with respect to a particular Cashed-Out Company Option under the above formula, then such Cashed-Out Company Option shall be terminated and the holder thereof shall be entitled to no consideration in connection with such cancellation.

(iii) Remaining Company Options. At the Effective Time or the Offer Closing, as applicable, each Company Option held by an individual who is an Identified Option Holder that is unexpired and outstanding immediately prior to the Effective Time or the Offer Closing, as applicable, whether vested or unvested, that has a per share exercise price that is greater than the Scheme Price shall vest in full and become exercisable and shall immediately thereafter terminate in its entirety at the Effective Time or the Offer Closing, as applicable.

The Company shall take all actions necessary to effect the transactions contemplated by this Section 5.11(b) under all Company Option agreements and any other plan or arrangement of the Company, including delivering all required notices, obtaining any required consents and making any determinations and/or resolutions of the Company Board of Directors or a committee thereof. The Company and Acquiror will cooperate and coordinate with respect to any materials to be submitted to the holders of Company Options in connection with any notice or consent required under this Section 5.11(b).

(c) Service Recognition; Maintenance of Benefits. From and after the Effective Time or the Acceptance Time, if the Acquisition is effected by way of the Offer, Acquiror will cause the Company to recognize the prior service with the Company or its Subsidiaries of each employee of the Company or its Subsidiaries as of the Effective Time or the Acceptance Time, as applicable (the “Company Current Employees”) in connection with all employee benefit plans, programs or policies (including vacation) of the Company, or its affiliates in which Company Current Employees are eligible to participate following the Effective Time or the Acceptance Time, as applicable, for purposes of eligibility (but not for purposes of benefit accruals or benefit amounts under any defined benefit pension plan or vesting of or eligibility for future equity based awards, or to the extent that such recognition would result in duplication of benefits). From and after the Effective Time or the Acceptance Time, as applicable, Acquiror or the Company shall provide Company Current Employees salary and benefits (including health and welfare benefits but excluding equity-based awards) pursuant to employee benefit plans, programs, policies or arrangements maintained by Acquiror, the Company or any Subsidiary of Acquiror that are substantially equivalent to those provided to employees of the Company immediately preceding the Effective Time, which salary and comparable benefits shall continue until at least twelve (12) months following the Effective Time or the Acceptance Time, as applicable. From and after the Effective Time or the Acceptance Time, as applicable, Acquiror will cause the Company, to use commercially reasonable efforts to cause any pre-existing conditions or limitations and eligibility waiting periods (to the extent that such waiting periods would be inapplicable, taking into account service with the Company) under any group health plans of Acquiror or its affiliates to be waived with respect to Company Current Employees and their dependents to the extent waived under the corresponding plan in which such Company Current Employees participated immediately prior to the Effective Time or the Acceptance Time, as applicable or, if more favorable, the plan in which they participate after the Effective Time or the Acceptance Time, as applicable.

(d) Termination of Company Purchase Plan. Prior to the Effective Time or the Acceptance Time, if applicable, the Company shall take all action that may be necessary to cause all participants’ rights under all current offering periods under the Company’s 2006 Employee Shares Purchase Plan to terminate on or prior to the day immediately preceding the Effective Time or the Acceptance Time, as the case may be, and to allow all participants to purchase prior to the Effective Time or the Acceptance Time, as the case may be, Company Ordinary Shares based on any purchase rights accrued as of such date as provided by the terms of the Company

Employee Shares Purchase Plan. To the extent Company Ordinary Shares are not purchased as provided in the preceding sentence, no later than on the day immediately preceding the Effective Time or Acceptance Time, as the case may be, all accumulated payroll deductions allocated to each participant’s account under the Company Employee Shares Purchase Plan shall be returned to each participant as provided by the terms of the Company Employee Shares Purchase Plan and no Company Ordinary Shares shall be purchased under the Company Employee Shares Purchase Plan for such final offering period. As of the close of business on the day immediately prior to the Effective Time or Acceptance Time, as the case may be, the Company shall have terminated the Company Employee Shares Purchase Plan and provided such notice of termination as may be required by the terms of the Company Employee Shares Purchase Plan. The form and substance of any such notice regarding the Company Employee Shares Purchase Plan termination shall be subject to the review and approval of Acquiror, which shall not be unreasonably withheld, conditioned or delayed.

(e) Termination of 401(k) Plans. Unless otherwise requested by Acquiror in writing prior to the Effective Time or the Acceptance Time, if the Acquisition is effected by way of the Offer, the Company shall cause to be adopted at least one (1) day prior to the anticipated closing date resolutions of the Company’s Board of Directors to cease all contributions to any and all 401(k) plans maintained or sponsored by the Company or any of its Subsidiaries (collectively, the “401(k) Plans”), and to terminate the 401(k) Plans, effective on the day preceding the date on which the Effective Time or Acceptance Time, as applicable, occurs, but conditioned upon the occurrence of the closing. The form and substance of such resolutions shall be subject to the review and approval of Acquiror, which shall not be unreasonably withheld, conditioned or delayed. The Company shall deliver to Acquiror an executed copy of such resolutions as soon as practicable following their adoption by the Company’s Board of Directors and shall fully comply with such resolutions.

Section 5.12 Indemnification

(a) Indemnity. From and after the Effective Time or the Offer Closing, if the Acquisition is effected by way of the Offer, Acquiror shall, subject to applicable Legal Requirements, cause the Company to indemnify and hold harmless each Person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time or the Offer Closing, as applicable, a director or officer of the Company or any of its Subsidiaries or any predecessor entity (the “Indemnified Parties”), against all claims, losses, liabilities, damages, judgments, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements, incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that the Indemnified Party is or was an officer or director of the Company or any of its Subsidiaries, whether asserted or claimed prior to, at or after the Effective Time or the Offer Closing, as applicable, according to the indemnification provisions of the Company’s articles of organization and bylaws as in effect on the date of this Agreement. From and after the Effective Time or the Offer Closing, as applicable, subject to applicable Legal Requirements, (i) Acquiror shall cause the Company to, fulfill and honor in all respects the obligations of the Company pursuant to any indemnification agreement existing prior to the date hereof between the Company and any Indemnified Party (the “Indemnification Agreements”), true and correct copies of which have been provided to Acquiror prior to the date hereof and (ii) the memorandum and articles of association of the Company will contain provisions with respect to exculpation, advancement of expenses and indemnification that are at least as favorable to the Indemnified Parties as those contained in the memorandum and articles of association of the Company as in effect on the date hereof, which provisions will not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time or the Offer Closing, as applicable, in any manner that would adversely affect the rights thereunder of Indemnified Parties, unless such modification is required by applicable Legal Requirements. For the avoidance of doubt, and without limiting the foregoing, Acquiror acknowledges and agrees, on its own behalf and on behalf of the Company (after the Effective Time or the Offer Closing, as applicable), that:

(i) (A)(I) the Indemnified Parties may have certain rights to insurance obtained on their own behalf (collectively, the “Individual Insurance”), (II) the Company is the indemnitor of first resort (i.e., the Company’s obligations to the Indemnified Parties are primary and any obligation of the providers of the

Individual Insurance to advance expenses or to provide indemnification/insurance for the same expenses or liabilities incurred by the Indemnified Parties are secondary), (III) the Company shall be required to advance the full amount of expenses incurred by the Indemnified Parties and shall be liable for the full amount of all expenses, judgments, penalties, fines and amounts paid in settlement to the extent legally permitted and as required by the terms of the Indemnification Agreements and the articles of organization and bylaws of the Company, without regard to any rights the Indemnified Parties may have against the providers of the Individual Insurance, (IV) the Company irrevocably waives, relinquishes and releases the providers of the Individual Insurance from any and all claims against the providers of the Individual Insurance for contribution, subrogation or any other recovery of any kind, (V) no advancement or payment by the providers of the Individual Insurance on behalf of the Indemnified Parties with respect to any claim for which any of the Indemnified Parties has sought indemnification from any Company shall affect the foregoing and to the extent consistent with the terms of the Individual Insurance the providers of the Individual Insurance shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of any such Indemnified Parties against the Company; and

(1) the Indemnification Agreements provide for the advancement of expenses through a final non-appealable adjudication, and that the Company may not commence litigation or any other proceeding seeking to limit such right of advancement.

(b) Insurance. For a period of six (6) years after the Effective Time or Offer Closing, as applicable, Acquiror shall cause the Company to maintain in effect the Company’s current directors’ and officers’ liability insurance (the “D&O Insurance”) covering those Persons who are covered by the D&O Insurance as of the date hereof, a complete and accurate copy of which has been provided to Acquiror, for events occurring at or prior to the Effective Time or the Offer Closing, as applicable, (including for acts or omissions occurring in connection with this Agreement and the consummation of the transactions contemplated hereby, to the extent that such acts or omissions are covered by the D&O Insurance) on terms and in amounts at least as favorable to such Persons as provided in the D&O Insurance; provided, however, that in no event shall the Company be required to expend in any one (1) year in excess of two hundred percent (200%) of the annual premium currently paid by the Company for such coverage (which the Company represents and warrants to be as set forth in Section 5.12(b) of the Company Disclosure Schedule) (and to the extent the annual premium would exceed two hundred percent (200%) of the annual premium currently paid by the Company for such coverage, Acquiror) shall cause the Company to maintain the maximum amount of coverage as is reasonably available for such two hundred percent (200%) of such annual premium). To the extent that a six (6) year “tail” policy to extend the Company’s existing D&O Insurance is available at or prior to the Closing such that the lump sum payment for such coverage does not exceed two hundred fifty percent (250%) of the annual premium currently paid by the Company for such coverage, the Company may, at its option, obtain such “tail” policy. In the event that the Company purchases such “tail” policy prior to the Closing, Company shall not take any action to cause the “tail” policy to cease to be in full force and effect and such “tail” policy shall satisfy Acquiror’s and the Company’s obligation under this Section 5.12.

(c) Third–Party Beneficiaries. This Section 5.12 is intended to be for the benefit of, and shall be enforceable by, the Indemnified Parties and their heirs and personal representatives and shall be binding on Acquiror and the Company and its successors and assigns. The obligations under this Section 5.12 shall not be terminated, amended or otherwise modified in such a manner as to adversely affect any Indemnified Party (or any other person who is a beneficiary under the D&O Insurance or the “tail” policy referred to in Section 5.12(b) without the prior written consent of such affected Indemnified Party or other person. In the event Acquiror or the Company or its successor or assign (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each case, proper provision shall be made so that the successor and assign of Acquiror or the Company, as the case may be, honors the obligations set forth with respect to Acquiror or the Company, as the case may be, in this Section 5.12.

Section 5.13 Form S-8. Acquiror agrees to use its commercially reasonable efforts to file with the SEC, no later than 30 days after the Closing Date or Offer Closing Date, if the Acquisition is effected by way of the Offer, a registration statement on Form S-8 (or any successor form) relating to the shares of Acquiror Common Stock issuable with respect to Assumed Company Options and issuable upon settlement of Company Restricted Share Units eligible for registration on Form S-8 and shall use commercially reasonable efforts to maintain the effectiveness of such registration statement thereafter for so long as any of such options remain outstanding.

Section 5.14 Section 16 Matters. Prior to the Effective Time or the Acceptance Time, as applicable, Acquiror and the Company shall take all such steps as may be required (to the extent permitted under applicable Legal Requirements) to cause any dispositions of Company Ordinary Shares (including derivative securities with respect to the Company Ordinary Shares) resulting from the transactions contemplated by Article I of this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 5.15 Acquisition of Company Ordinary Shares. Except as expressly contemplated by this Agreement, none of Acquiror, its related corporations (as such term is defined in the Companies Act, Chapter 50 of Singapore law) or any of their respective nominees will acquire record or beneficial ownership of any Company Ordinary Shares or otherwise obtain any rights to acquire, or other economic interest in, any Company Ordinary Shares.

ARTICLE VI

CONDITIONS TO THE SCHEME OF ARRANGEMENT

Section 6.1 Conditions to the Obligations of Each Party to Effect the Scheme of Arrangement. The respective obligations of each party to this Agreement to consummate the Scheme of Arrangement shall be subject to the satisfaction (or waiver, if permissible under applicable Legal Requirements) on or prior to the Closing Date of the following conditions:

(a) Company Shareholder Approval. The Scheme of Arrangement and this Agreement shall have received the requisite approval from holders of Company Ordinary Shares in compliance with the requirements of Section 210(3) of the Companies Act, Chapter 50 of Singapore and under all other applicable Legal Requirements.

(b) Scheme Court Order. The Court shall have granted the Scheme Court Order and such Scheme Court Order shall have become final.

(c) ACRA Registration. The Company shall have completed the registration of the Scheme Court Order with ACRA.

(d) [Reserved]

(e) No Prohibitive Legal Requirements or Orders. No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which (i) is in effect and (ii) has the effect of making the Acquisition illegal or otherwise prohibiting consummation of the Acquisition.

(f) HSR Act and Antitrust Matters. The waiting period (and any extension thereof) under the HSR Act relating to the Acquisition shall have expired or been terminated. All clearances, consents, approvals, orders or authorizations of Governmental Entities required by the Antitrust Laws of the jurisdictions set forth in Schedule 6.1(f) shall have been obtained and/or any waiting periods (and extensions thereof) applicable to the Acquisition under the Antitrust Laws of the jurisdictions set forth on Schedule 6.1(f) shall have expired or been terminated.

Section 6.2 Additional Conditions to the Obligations of the Company. The obligation of the Company to consummate the Scheme of Arrangement shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:

(a) Representations and Warranties. The representations and warranties of Acquiror contained in this Agreement shall be true and correct on and as of the Record Date and the Closing Date except (A) for failures to be true and correct that, individually or in the aggregate, have not had the effect of preventing or prohibiting Acquiror from effecting the Acquisition and fulfilling its obligations under this Agreement, (B) for changes expressly required by this Agreement and (C) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct, subject to the qualifications as set forth in the preceding clause (A), as of such particular date). The Company shall have received a certificate with respect to the foregoing signed on behalf of Acquiror by an authorized executive officer of Acquiror.

(b) Agreements and Covenants. Acquiror shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date, and the Company shall have received a certificate with respect to the foregoing signed on behalf of Acquiror by an authorized executive officer of Acquiror.

Section 6.3 Additional Conditions to the Obligations of Acquiror. The obligations of Acquiror to consummate and Scheme of Arrangement shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by Acquiror:

(a) Representations and Warranties. The representations and warranties of the Company contained in this Agreement shall be true and correct on and as of the Record Date and the Closing Date except (A) for failures to be true and correct that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole, (B) for changes expressly required by this Agreement and (C) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct, subject to the qualifications as set forth in the preceding clause (A), as of such particular date) (it being understood that, for purposes of determining the accuracy of such representations and warranties, (x) all “Material Adverse Effect” qualifications (other than the Material Adverse Effect qualification set forth in Section 2.5) and other qualifications based on the word “material” or similar phrases contained in such representations and warranties shall be disregarded (it being understood and agreed that the phrase “similar phrases” shall not be deemed to include any dollar thresholds) and (y) any update of or modification to the Company Disclosure Schedule made or purported to have been made after the date of this Agreement shall be disregarded). Acquiror shall have received a certificate with respect to the foregoing signed on behalf of the Company by an authorized executive officer of the Company.

(b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing Date, and Acquiror shall have received a certificate to such effect signed on behalf of the Company by an authorized executive officer of the Company.

(c) Material Adverse Effect. No Material Adverse Effect on the Company shall have occurred since the date hereof and be continuing.

(d) No Governmental Proceedings. There shall not be any (i) pending suit, action or proceeding initiated by any Governmental Entity of competent jurisdiction challenging or seeking to restrain or prohibit the consummation of the Scheme of Arrangement or any of the other transactions contemplated by this Agreement or (ii) pending suit, action, or proceeding initiated by any Governmental Entity of competent jurisdiction seeking to require Acquiror or the Company or any of their Subsidiaries or affiliates to effect any remedial measures that Acquiror is not required to accept pursuant to Section 5.7.

(e) Contract Consents. The third party consent set forth in Schedule 6.3(e) shall have been obtained.

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER

Section 7.1 Termination. This Agreement may be terminated and the Acquisition may be abandoned at any time prior to the Effective Time, by action taken or authorized by the Board of Directors of the terminating party or parties, and except as provided below, whether before or after the requisite approvals of the shareholders of the Company:

(a) by mutual written consent duly authorized by the Boards of Directors of the Company and Acquiror;

(b) by either Acquiror or the Company if the Acquisition shall not have been consummated by 11:59 p.m. (U.S. Pacific Time) on May 18, 2012 (the operative date upon which this Agreement becomes terminable pursuant to this Section 7.1(b) being referred to herein as the “Termination Date”); provided further, however, that the right to terminate this Agreement pursuant to this Section 7.1(b) shall not be available to any party hereto whose action or failure to fulfill any covenant or obligation under this Agreement has been the proximate cause of or resulted in any of the conditions to the consummation of the transactions contemplated hereby set forth in Article VI having failed to be satisfied or fulfilled on or prior to the Termination Date, and such action or failure to fulfill any covenant or obligation constitutes a material breach of this Agreement;

(c) by either Acquiror or the Company if (i) a Governmental Entity shall have issued an order, decree or ruling or taken any other action (including the failure to have taken an action), in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Acquisition, which order, decree, ruling or other action is final and nonappealable, or (ii) a Governmental Entity that is required to grant a clearance, consent, approval, order or authorization under any of the Antitrust Laws of the jurisdictions set forth in Schedule 6.1(f) shall have denied such clearance, consent, approval, order or authorization and such denial shall have become final and nonappealable; provided that the party seeking to terminate this Agreement pursuant to this Section 7.1(c) shall have complied in all material respects with its obligations under Section 5.7(d) to have any such order vacated or lifted or removed;

(d) by either Acquiror or the Company if (i) Acquiror has not commenced the Offer and (ii) either (A) the required approval of the shareholders of the Company contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote at the Scheme Meeting or at any adjournment or postponement thereof at which the applicable vote is taken or (B) the Court refuses to grant the Scheme Court Order (provided that the right to terminate this Agreement pursuant to this Section 7.1(d)(ii)(B) shall not be available to a party hereto if such party shall have failed to comply in all material respects with its obligations under Section 5.1(a) or Section 5.1(b), as applicable;

(e) by the Company, (i) upon a material breach by Acquiror of Section 5.7, or (ii) upon a breach by Acquiror of any representation, warranty, covenant or agreement on the part of Acquiror set forth in this Agreement (other than the covenants and agreements of Acquiror set forth in Section 5.7), or if any representation or warranty of Acquiror shall have become inaccurate, in either case such that the conditions set forth in Section 6.2(a) or Section 6.2(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become inaccurate; provided that if such inaccuracy in any of Acquiror’s representations and warranties or breach by Acquiror is curable by Acquiror prior to the Termination Date, then the Company may not terminate this Agreement under this Section 7.1(e) prior to thirty (30) days following the receipt of written notice from the Company by Acquiror of such inaccuracy or breach; provided further that Acquiror exercises commercially reasonable efforts to cure such breach through such thirty (30) day period (it being understood that the Company may not terminate this Agreement pursuant to this Section 7.1(e) if it shall have materially breached this Agreement or if such inaccuracy or breach by Acquiror is cured in all material respects within such thirty (30) day period); and

(f) by Acquiror, (i) upon a material breach by the Company of Section 5.7, or (ii) upon a breach by the Company of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement (other than the covenants and agreements of Acquiror set forth in Section 5.7), or if any representation or warranty of the Company shall have become inaccurate, in either case such that the conditions set forth in Section 6.3(a) or Section 6.3(b) (or the conditions set forth in clause (c) of Annex II if Acquiror elects, with the prior written consent of the Company, to effect the Acquisition by way of the Offer pursuant to and in accordance with the terms of this Agreement) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become inaccurate; provided that if such inaccuracy in the Company’s representations and warranties or breach by the Company is curable by the Company prior to the Termination Date, then Acquiror may not terminate this Agreement under this Section 7.1(f) prior to thirty (30) days following the receipt of written notice from Acquiror to the Company of such inaccuracy or breach; provided further that the Company exercises commercially reasonable efforts to cure such breach through such thirty (30) day period (it being understood that Acquiror may not terminate this Agreement pursuant to this Section 7.1(f) if it shall have materially breached this Agreement or if such inaccuracy or breach by the Company is cured in all material respects within such thirty (30) day period).

(g) by Acquiror if a Triggering Event shall have occurred, provided that any such termination pursuant to this Section 7.1(g) must occur within ten (10) business days after the Triggering Event. For the purposes of this Agreement, a “Triggering Event,” shall be deemed to have occurred if: (i) the Board of Directors of the Company or any committee thereof shall for any reason have made a Change of Recommendation, (ii) if Acquiror elects, with the prior written consent of the Company, to commence the Offer pursuant to and in accordance with this Agreement and the Company shall have failed to file the Schedule 14D-9 as required under Section 1.02(a) of Annex I, (iii) the Company shall have failed to include: (A) in the Scheme Document the unanimous recommendation of its Board of Directors in favor of the approval of the Scheme of Arrangement and this Agreement and/or (B) if Acquiror elects, with the prior written consent of the Company, to commence the Offer pursuant to and in accordance with this Agreement, in the Schedule 14D-9 the unanimous recommendation of its Board of Directors that Company shareholders tender their Company Ordinary Shares in the Offer, (iv) the Board of Directors of the Company or any committee thereof shall have approved or recommended any Acquisition Proposal, (v) the Company shall have entered into any letter of intent or similar document or any agreement, contract or commitment accepting any Acquisition Proposal (other than a confidentiality agreement as contemplated by Section 5.4(c)(i)), (vi) a tender or exchange offer relating to securities of the Company shall have been commenced by a Person unaffiliated with Acquiror and the Company shall not have sent to its security holders pursuant to Rule 14e-2 promulgated under the Securities Act, within ten (10) business days after such tender or exchange offer is first published, sent or given, a statement disclosing that the Board of Directors of the Company recommends rejection of such tender or exchange offer, (vii) the Company shall have publicly announced its intention to do any of the foregoing or (viii) the Company shall have knowingly committed a material breach of the provisions of Section 5.4 hereof.

Section 7.2 Notice of Termination; Effect of Termination. Any termination of this Agreement under Section 7.1 above will be effective immediately upon the delivery of a valid written notice of the terminating party to the other party hereto. In the event of the termination of this Agreement as provided in Section 7.1, this Agreement shall be of no further force or effect, except (a) as set forth in Section 5.5(a), this Section 7.2, Section 7.3 and Article VIII, each of which shall survive the termination of this Agreement, and (b) nothing herein shall relieve any party from liability for damages for fraud in connection with, or any intentional or willful breach of, this Agreement. No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreement, which agreement shall survive termination of this Agreement in accordance with its terms.

Section 7.3 Fees and Expenses

(a) General. Except as set forth in this Section 7.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses whether or not the Acquisition is consummated. Notwithstanding the foregoing or anything to the contrary set forth herein, if this Agreement is terminated pursuant to (x) Section 7.1(b) solely as a result of the failure to satisfy the condition set forth in Section 6.1(f) by the Termination Date or a failure to satisfy the conditions set forth in Section 6.1(e) or Section 6.3(d) to the extent relating to anti-trust matters, (y) Section 7.1(c) or (z) Section 7.1(e), then Acquiror shall reimburse the Company promptly, but in no event later than five (5) business days, after the date of such termination, in U.S. dollar denominated immediately available funds, for U.S. $7,500,000.

(b) Payments.

(i) In the event that this Agreement is terminated by Acquiror pursuant to Section 7.1(g) (or this Agreement becomes terminable pursuant to Section 7.1(g), but the Company terminates this Agreement for another reason), then the Company shall promptly, but in no event later than two (2) business days after the date of such termination, pay Acquiror a fee equal to U.S. $7,500,000 in immediately available funds (the “Termination Fee”).

(ii) In the event this Agreement is terminated pursuant to Section 7.1(b) or Section 7.1(d) and following the date hereof and prior to the termination of this Agreement pursuant to Section 7.1(b) or Section 7.1(d), as the case may be, any Acquisition Proposal with respect to the Company shall have been made known to the Company or publicly disclosed and, in either case, not withdrawn, or any Person shall have publicly announced an intention (whether or not conditional) to make an Acquisition Proposal in respect of the Company which is not withdrawn, and (A) within twelve (12) months following the termination of this Agreement an Alternative Transaction involving the Company is consummated or (B) within twelve (12) months following the termination of this Agreement the Company enters into a Contract providing for an Alternative Transaction involving the Company, then the Company shall promptly pay Acquiror the Termination Fee (whether or not the transaction referenced in the preceding clause (B) is consummated), but in no event later than two (2) business days after the first to occur of (A) or (B) (it being understood that only one Termination Fee shall be payable in the event that (A) and (B) both occur).

(iii) In the event that (A) the Company shall have failed to include (x) in the Scheme Document a recommendation of the Independent Financial Advisor that holders of Company Ordinary Shares should vote in favor of the Scheme of Arrangement at the Scheme Meeting, (y) if Acquiror commences the Offer, in the Schedule 14D-9 a recommendation of the Independent Financial Advisor that holders of Company Ordinary Shares should tender their shares in the Offer or (z) the Independent Financial Advisor shall not have recommended (or shall have recommended but changed its recommendation) that holders of Company Ordinary Shares should vote in favor of the Scheme of Arrangement at the Scheme Meeting or, if Acquiror commences the Offer, should tender their shares in the Offer, and (B) this Agreement is terminated pursuant to Section 7.1(b) or Section 7.1(d), then the Company shall pay promptly, but in no event later than two (2) business days after the date of such termination, Acquiror the Termination Fee.

(iv) Interest and Costs; Other Remedies. Each of Acquiror and the Company acknowledges that the agreements contained in this Section 7.3(b) are integral parts of the transactions contemplated by this Agreement, and that, without these agreements, Acquiror would not enter into this Agreement. Accordingly, if the Company fails to pay in a timely manner the amounts due pursuant to this Section 7.3(b), and, in order to obtain such payment, Acquiror makes a claim that results in a judgment against the Company failing to pay the amounts set forth in this Section 7.3(b), the Company shall pay to Acquiror its reasonable costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amounts set forth in this Section 7.3(b) from the date such payment becomes due pursuant to this Section 7.3(b) to the date paid at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made. Payment of the fees described in this Section 7.3(b) shall not relieve any party from any liability incurred in the event of breach of this Agreement to the extent provided in clause (b) of Section 7.2 hereof.

(v) Certain Definitions. For the purposes of this Section 7.3(b) only, “Alternative Transaction” with respect to the Company, shall mean the transactions contemplated by an Acquisition Proposal (other than the transactions contemplated by this Agreement); provided that for the purpose of this definition, the term “Acquisition Proposal” shall have the meaning assigned to such term in Section 5.4(g)(i), except that references to “15%” therein shall be deemed to be references to “50%.”

Section 7.4 Amendment. Subject to applicable Legal Requirements, this Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with this Agreement and the Acquisition by the shareholders of the Company; provided, however, after such approval, no amendment shall be made which by applicable Legal Requirements or in accordance with the rules of any relevant stock exchange requires further approval by such shareholders of the Company without such further approval. This Agreement may not be amended except by execution of an instrument in writing signed on behalf of each of Acquiror, and the Company.

Section 7.5 Extension; Waiver. At any time prior to the Effective Time, any party hereto, by action taken or authorized by its Board of Directors, may, to the extent legally allowed: (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Delay in exercising any right under this Agreement shall not constitute a waiver of such right.

ARTICLE VIII

GENERAL PROVISIONS

Section 8.1 Non-Survival of Representations and Warranties. The representations and warranties of Acquiror and the Company contained in this Agreement, or any instrument delivered pursuant to this Agreement, shall terminate at the Effective Time, and only the covenants that by their terms survive the Effective Time and this Article VIII shall survive the Effective Time.

Section 8.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, (b) on the date of confirmation of receipt (or, the first (1st) business day following such receipt if the date is not a business day) of transmission by telecopy or facsimile, or (c) on the date of confirmation of receipt (or, the first (1st) business day following such receipt if the date is not a business day) if delivered by an internationally recognized courier service. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(i)	if to the Company, to:

Verigy Ltd.

10100 North Tantau Avenue, MS # A200

Cupertino, California 95014-2540

Attention:	General Counsel
Telephone No.:	(408) 864-2900
Telecopy No.:	(408) 864-2991

with copies to:

Wilson Sonsini Goodrich & Rosati, Professional Corporation

One Market Plaza

Spear Tower, Suite 3300

San Francisco, California 94105

Attention:	Michael S. Ringler
Telephone No.:	(415) 947-2000
Telecopy No.:	(415) 947-2099

and

Wilson Sonsini Goodrich & Rosati, Professional Corporation

650 Page Mill Road

Palo Alto, California 94304

Attention:	Aaron Alter
Telephone No.:	(650) 493-9300
Telecopy No.:	(650) 493-6811

(ii)	if to Acquiror, to:

Advantest Corporation

Shin-Marunouchi Center Building,

1-6-2 Marunouchi, Chiyoda-ku.

Tokyo 100-0005, Japan

Attention:	Yuichi Kurita
Board Director, CFO, Senior Executive Officer
Telephone No.:	+81-3-3214-7500
Telecopy No.:	+81-3-3214-7705

with copies to:

Skadden, Arps, Slate, Meagher & Flom LLP

525 University Avenue – Suite 1100

Palo Alto, California 94301

U.S.A.

Attention:	Kenton J. King and Amr Razzak
Telephone No.:	(650) 470-4500
Telecopy No.:	(650) 470-4570

Section 8.3 Interpretation; Certain Definitions.

(a) When a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Sections, such reference shall be to a section of this Agreement unless otherwise indicated. For purposes of this Agreement, the words “include,” “includes” and “including,” when used herein, shall be deemed in each case to be followed by the words “without limitation.” The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to “the business of” an entity, such reference shall be deemed to include the business of such entity and its Subsidiaries, taken as a whole. When reference is made herein to a “business day,” such reference shall mean any day, other than a Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York or is a day on which banking institutions located in New York, New York are authorized or required by law or other governmental action to close. When reference is made in this Agreement to information that has been “made available,” then that shall mean that such information was either (A) included in the Company Designated SEC Documents or (B) included in the Company electronic data room no later than 2:00 p.m., Eastern Time, on the day before the date of this Agreement.

(b) For purposes of this Agreement, the term “Company Designated SEC Reports” shall mean the Company’s Annual Report on Form 10-K for the fiscal year ended October 31, 2010 and any report filed with the SEC by the Company pursuant to the Exchange Act after the date of filing of such Form 10-K filed with the SEC on the SEC’s EDGAR system at least three (3) business days prior to the date of this Agreement (other than any information that is contained solely in the “Risk Factors” and “Note Regarding Forward-Looking Statements” sections of such Company SEC Reports, and other than any other forward-looking statements contained in such Company SEC Reports that are of a nature that they speculate about future developments).

(c) For purposes of this Agreement, the term “Knowledge” means, with respect to the Company, the actual knowledge after reasonable inquiry of the individuals listed on Section 8.3(c) of the Company Disclosure Schedule.

(d) For purposes of this Agreement, the term “Material Adverse Effect,” when used in connection with the Company, means any change, event, development, violation, circumstance or effect (any such item, an “Effect”) that, individually or when taken together with all other Effects that exist at the date of determination of the occurrence of the Material Adverse Effect, has (i) a material adverse effect on the business, operations, assets (including intangible assets), liabilities, capitalization, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that in no event shall any of the following, alone or in combination, be deemed to constitute, nor shall any of the following be taken into account in determining whether there has been or will be, a Material Adverse Effect on the Company and its Subsidiaries: (A) any Effect resulting from national, regional or world economic or political conditions, except in any case to the extent the Company and its Subsidiaries, taken as a whole, are materially disproportionately affected thereby as compared to their industry peers, (B) conditions in the semiconductor industry, and Effects therein, except to the extent the Company and its Subsidiaries, taken as a whole, are materially disproportionately affected thereby as compared to their industry peers, (C) any Effect resulting from actions required to be taken by the Company pursuant to the terms of this Agreement (other than, in the case of the Company, Section 4.1(a)), (D) any Effect attributable to the announcement, performance or pendency of the Transaction or the other transactions contemplated by this Agreement, (E) a change in the stock price or trading volume of such entity, or any failure of such entity to meet published revenue or earnings projections, provided that clause (E) shall not exclude any underlying Effect which may have caused such change in stock price or trading volume or failure to meet internal or published revenue or earnings projections, (F) any adverse effect resulting from any act of terrorism, war, national or international calamity, force majeure or any other similar event, except in either case to the extent the Company and its Subsidiaries, taken as a whole, are materially disproportionately affected thereby as compared to their industry peers, (G) any Effect resulting from or relating to any change in generally accepted accounting requirements or principles or (H) any Effect resulting from changes in Legal Requirements, except to the extent the Company and its Subsidiaries, taken as a whole, are materially disproportionately affected thereby as compared to their industry peers.

(e) For purposes of this Agreement, the term “Person” shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity.

Section 8.4 Disclosure Schedules. The disclosure set forth in the Company Disclosure Schedule shall provide an exception to or otherwise qualify (a) the representations and warranties of the Company contained in the section or subsection of this Agreement corresponding by number to such disclosure and (b) the other representations and warranties in this Agreement to the extent it is readily apparent from a plain reading of such disclosure that such disclosure is applicable to such other representations and warranties. The parties hereby agree that no reference to or disclosure of any item or other matter in the Company Disclosure Schedule shall be construed as an admission or indication that (i) such item or other matter is material, (ii) such item or other matter is required to be referred to or disclosed in the Company Disclosure Schedule, respectively, or (iii) any breach or violation of any Legal Requirements or any Contract exists or has actually occurred.

Section 8.5 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

Section 8.6 Entire Agreement; Third-Party Beneficiaries. This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Company Disclosure Schedule, (a) constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof, it being understood that the Confidentiality Agreement shall continue in full force and effect until the Closing and shall survive any termination of this Agreement and (b) are not intended to confer upon any other Person any rights or remedies hereunder, except as specifically provided, following the Effective Time, in Section 5.12.

Section 8.7 Severability. In the event that any provision of this Agreement or the application thereof becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the greatest extent possible, the economic, business and other purposes of such void or unenforceable provision.

Section 8.8 Other Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

Section 8.9 Governing Law; Specific Performance; Jurisdiction.

(a) This Agreement shall be governed by and construed in accordance with the laws of the state of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof; provided, however, that (i) the Scheme of Arrangement shall be governed by the laws of the Republic of Singapore and (ii) the laws of a particular party’s jurisdiction of incorporation shall govern such party’s fiduciary obligations.

(b) The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware).

(c) Each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to serve in accordance with this Section 8.9, (ii) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts

(whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by applicable Legal Requirements, any claim that (A) the suit, action or proceeding in such court is brought in an inconvenient forum, (B) the venue of such suit, action or proceeding is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 8.10 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

Section 8.11 Assignment. No party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other parties. Notwithstanding the foregoing, the Acquiror may, without the consent of the Company, assign this Agreement or all or any portion of its rights, interests or obligations hereunder to any of Acquiror’s Subsidiaries; provided, that no such assignment shall release the Acquiror from its obligations hereunder. Any purported assignment in violation of this Section 8.11 shall be void. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

Section 8.12 Waiver of Jury Trial. EACH OF THE ACQUIROR AND THE COMPANY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ACQUIROR OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized respective officers as of the date first written above.

Advantest Corporation

By:	/s/ HARUO MATSUNO
Name:	Haruo Matsuno
Title:	President and Chief Executive Officer

Verigy Ltd.

By:	/s/ JORGE TITINGER
Name:	Jorge Titinger
Title:	President and Chief Executive Officer

ANNEX I

THE OFFER

Section 1.01 The Offer.

(a) Commencement of the Offer. In the event Acquiror elects, with the prior written consent of the Company, to effect the Acquisition by way of an Offer pursuant to and in accordance with this Agreement, Acquiror shall commence (within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the “Exchange Act”)) the Offer to purchase all of the issued Company Ordinary Shares not owned by Acquiror or its Subsidiaries, including all new Company Ordinary Shares unconditionally issued or to be issued pursuant to the valid conversion of any Company Options or Company Restricted Share Units on or before the latest date on which the Offer is no longer open for acceptances (the “Offer Shares”) at a price per share equal to the Scheme Price (the “Offer Price”) (as adjusted as provided in Section 1.01(c), if applicable).

(b) Terms and Conditions of the Offer. The obligations of Acquiror to accept for payment, and pay for, any Company Ordinary Shares tendered pursuant to the Offer are subject only to the conditions set forth in Annex II (the “Offer Conditions”). The Offer Conditions are for the sole benefit of Acquiror, and, subject to prior consultation with the SIC, Acquiror may waive, in whole or in part, any Offer Condition (other than the Minimum Tender Condition, as it may be adjusted pursuant to Clause (a) of Annex II) at any time and from time to time prior to the expiration of the Offer, in its sole discretion, other than the Minimum Tender Condition, which may be waived by Acquiror only with the prior written consent of the Company. Acquiror expressly reserves the right to increase the Offer Price or, subject to prior consultation with the SIC, to waive or make any other changes in the terms and conditions of the Offer; provided, however, that, notwithstanding the foregoing or anything to the contrary set forth in this Agreement or in the Offer Document, unless previously approved by the Company in writing, Acquiror shall not (i) reduce the number of Company Ordinary Shares sought to be purchased in the Offer, (ii) reduce the Offer Price, (iii) change the form of consideration payable in the Offer, (iv) amend, modify or waive the Minimum Tender Condition, (v) add to the Offer Conditions or amend, modify or supplement any Offer Condition, (vi) extend the expiration date of the Offer in any manner other than in accordance with the terms of Section 1.01(d), or (vii) amend, modify, change or supplement any terms or conditions of the Offer that would have a material and adverse effect on the Offer or the shareholders of the Company.

(c) Adjustments to Offer Price. The Offer Price shall be adjusted appropriately to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Company Ordinary Shares), cash dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Company Ordinary Shares occurring on or after the date hereof and prior to Acquiror’s acceptance for payment of, and payment for, Company Ordinary Shares tendered in the Offer.

(d) Expiration and Extension of the Offer. The Offer shall initially be scheduled to expire at Midnight, New York City time, on the later of (i) the 20th business day following the commencement of the Offer (determined using Rule 14d-1(g)(3) under the Exchange Act) and (ii) the 28th day after the posting of the Offer Documents (such later date, the “Initial Offer Expiration Date”); provided, however, if at the Initial Offer Expiration Date or at any then scheduled expiration of the Offer thereafter, any Offer Condition is not satisfied or waived, Acquiror shall extend the Offer on one or more occasions, in consecutive increments of up to five (5) business days each (or such longer period as Acquiror and the Company may agree) and (y) Acquiror shall extend the Offer on one or more occasions for the minimum period required by any rule, regulation, interpretation or position of the SEC or the SIC or, in each case, the staff thereof applicable to the Offer; provided, however, that in no event shall Acquiror be required to extend the Offer beyond the Termination Date. The last date on which the Offer is required to be extended pursuant to this Section 1.01(d) is referred to as the

“Offer End Date” (it being understood that under no circumstances shall the Offer End Date occur after the latest date as permitted under the Singapore Code.) Acquiror may, in its sole discretion, provide a “subsequent offering period” in accordance with Rule 14d-11 under the Exchange Act (the “Subsequent Offering Period”).

(e) Payment. On the terms and subject to the conditions of the Offer and this Agreement, Acquiror shall accept for payment, and pay for, all Company Ordinary Shares validly tendered and not withdrawn pursuant to the Offer promptly (and in any event within three (3) business days) after the applicable expiration date of the Offer (as it may be extended in accordance with Section 1.01(d)) and in any event in compliance with Rule 14e-1(c) promulgated under the Exchange Act, and Acquiror shall also accept for payment, and pay for, all Company Ordinary Shares as they are validly tendered during any Subsequent Offering Period. The date of payment for Company Ordinary Shares accepted for payment pursuant to and subject to the conditions of the Offer is referred to in this Agreement as the “Offer Closing”, and the date on which the Offer Closing occurs is referred to in this Agreement as the “Offer Closing Date”.

(f) Offer Documents. Acquiror shall prepare and on the date of commencement of the Offer, file with the SEC a Tender Offer Statement on Schedule TO with respect to the Offer (together with all amendments and supplements thereto, and including all exhibits thereto, the “Schedule TO”), which shall include, as exhibits, an offer to purchase and a related letter of transmittal, a summary advertisement and other ancillary Offer documents pursuant to which the Offer will be made (such Schedule TO and the documents attached as exhibits thereto, together with any supplements or amendments thereto, the “Offer Documents”) and promptly thereafter shall mail the Offer Documents to the holders of the Company Ordinary Shares as required by applicable Legal Requirements. The Company shall co-operate with Acquiror in connection with the preparation and filing of the Offer Documents with the SEC, SIC, Court or any other Governmental Entity in relation to the Offer and the Company shall promptly provide to Acquiror such information concerning the Company as may be required or reasonably requested by Acquiror for inclusion in the Offer Documents or any amendments or supplements thereto. The Company hereby consents to the inclusion in the Offer Documents of the Recommendation of the Company Board of Directors. Each of Acquiror and the Company shall promptly correct any information provided by it for use in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect. Acquiror shall take all steps necessary to cause the Offer Documents, as so corrected, to be filed with the SEC, SIC, Court or other applicable Governmental Entity and the Offer Documents, as so corrected, to be disseminated to the holders of Company Ordinary Shares, in each case as and to the extent required by applicable Legal Requirements. Acquiror shall promptly notify the Company upon the receipt of any comments from the SEC, SIC, Court or any other Governmental Entity (or their staffs) or any request from the SEC, SIC, Court or any other Governmental Entity or (their staffs) for amendments or supplements to the Offer Documents, and shall provide the Company with copies of all correspondence between Acquiror and its respective Representatives, on the one hand, and the SEC, SIC, Court or any other Governmental Entity or (their staffs), on the other hand. Acquiror shall use reasonable best efforts to respond as promptly as reasonably practicable to any comments of the SEC, SIC, Court or any other Governmental Entity or (their staffs) with respect to the Offer Documents, and Acquiror shall provide the Company and its counsel a reasonable opportunity to review and comment on any written response to any such written comments of the SEC, SIC, Court or any other Governmental Entity or (their staffs). Prior to the filing of the Offer Documents (or any amendment or supplement thereto) or the dissemination thereof to the holders of Company Ordinary Shares, or responding to any comments of the SEC, SIC, Court or any other Governmental Entity or (their staffs) with respect thereto, Acquiror shall provide the Company a reasonable opportunity to review and to propose comments on such document or response.

Section 1.02 Company Actions.

(a) Schedule 14D-9. On the date the Offer Documents are filed with the SEC, provided that, in each case, Acquiror shall have provided to the Company on a timely basis all information required to be included in the Information Statement with respect to Acquiror’s designees to the Board of Directors of the Company and with respect to Acquiror’s officers, directors and affiliates, the Company shall file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the Offer (such Schedule 14D-9, together with any supplements or amendments thereto, the “Schedule 14D-9”), which shall describe and make the Recommendation with respect to the Offer, and promptly thereafter shall mail the Schedule 14D-9 to the holders of the Company Ordinary Shares. The Company shall also include in the Schedule 14D-9 the Fairness Opinion and the advice of the independent financial advisor and the advice of the independent directors of the Company on the Offer. Acquiror shall promptly furnish to the Company in writing all information concerning Acquiror that may be required by applicable securities laws for inclusion in the Schedule 14D-9. Each of Acquiror and the Company shall promptly correct any information provided by it for use in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect. The Company shall take all steps necessary to cause the Schedule 14D-9, as so corrected, to be filed with the SEC and the Schedule 14D-9, as so corrected, to be disseminated to the holders of Company Ordinary Shares, in each case as and to the extent required by applicable Legal Requirements. The Company shall promptly notify Acquiror upon the receipt of any comments from the SEC, SIC, Court or any other Governmental Entity (or their staffs) or any request from the SEC, SIC, Court or any other Governmental Entity (or their staffs) for amendments or supplements to the Schedule 14D-9, and shall provide Acquiror with copies of all correspondence between the Company and its Representatives, on the one hand, and the SEC, SIC, Court or any other Governmental Entity (or their staffs), on the other hand. The Company shall use reasonable best efforts to respond as promptly as reasonably practicable to any comments of the SEC, SIC, Court or any other Governmental Entity (or their staffs) with respect to the Schedule 14D-9, and the Company shall provide Acquiror and their respective counsel a reasonable opportunity to review and comment on any written response to any such written comments of the SEC, SIC, Court or any other Governmental Entity (or their staffs). Prior to the filing of the Schedule 14D-9 (or any amendment or supplement thereto) or the dissemination thereof to the holders of Company Ordinary Shares, or responding to any comments of the SEC, SIC, Court or other Governmental Entity (or their staffs) with respect thereto, the Company shall provide Acquiror a reasonable opportunity to review and to propose comments on such document or response.

(b) Stockholder Lists. In connection with the Offer, the Company shall cause its transfer agent to furnish Acquiror promptly with mailing labels containing the names and addresses of the record holders of Company Ordinary Shares as of a recent date and of those persons becoming record holders subsequent to such date, together with lists, copies of all lists of shareholders, security position listings, computer files and all other information in the Company’s possession or control regarding the beneficial owners of Company Ordinary Shares, and shall furnish to Acquiror such information (including updated lists of shareholders, security position listings and computer files) and assistance as Acquiror may reasonably request in communicating the Offer to the record and beneficial holders of the Company Ordinary Shares. Subject to applicable Legal Requirements, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the transactions contemplated by this Agreement, Acquiror shall not use or disclose the information contained in any such labels, lists, listings and files other than in connection with the Offer and the Scheme of Arrangement and, if this Agreement shall be terminated, shall, upon request, deliver to the Company or destroy all copies of such information then in its possession or control in accordance with the Confidentiality Agreement.

Section 1.03 Directors.

(a) Composition of Company Board. Effective upon the initial acceptance for payment by Acquiror of Company Ordinary Shares pursuant to the Offer (the “Acceptance Time,” the use of which term herein shall not, unless the context otherwise requires, depend upon whether Acquiror shall exercise its rights under this Section 1.03(a)) and from time to time thereafter, Acquiror shall be entitled to designate from time to time such number of members of the Company Board as will give Acquiror, subject to compliance with Section 14(f) of the Exchange Act and Rule 14f-1 thereunder, representation equal to at least that number of directors, rounded up to the next whole number, that is the product of (i) the total number of directors (giving effect to the directors elected or appointed pursuant to this sentence) multiplied by (ii) the percentage that (A) the number of Company

Ordinary Shares owned by Acquiror and its Subsidiaries (including Company Ordinary Shares accepted for payment pursuant to the Offer) bears to (B) the number of issued Company Ordinary Shares. Subject to applicable Legal Requirements, the Company shall take all action requested by Acquiror necessary to effect any election or appointment pursuant to this Section 1.03, including (at the election of Acquiror) (x) subject to the Company Charter Documents, increasing the size of the Company Board, and (y) obtaining the resignation of such number of its current directors as is, in each case, necessary to enable such designees to be so elected or appointed to the Company Board in compliance with applicable Legal Requirements (including, to the extent applicable prior to the Effective Time, Rule 10A-3 under the Exchange Act). From time to time after the Acceptance Time, the Company shall take all action necessary to cause the individuals so designated by Acquiror to be directors on the Company Board to constitute substantially the same percentage (rounding up where appropriate) as is on the Company Board on each committee of the Company Board to the fullest extent permitted by all applicable Legal Requirements and the rules of Nasdaq, and the Company shall take all action requested by Acquiror necessary to effect any such election or appointment.

(b) Section 14(f) of the Exchange Act. The Company shall mail to its shareholders an information statement containing the information required by Section 14(f) of the Exchange Act and Rule 14f-1 thereunder (together with any amendments or supplements thereto, the “Information Statement”), and the Company agrees to make such mailing concurrently with the mailing of the Schedule 14D-9, provided that, Acquiror shall have provided to the Company on a timely basis all information required to be included in the Information Statement with respect to such designees and with respect to Acquiror’s officers, directors and affiliates, and if not then as soon as practicable thereafter.

(c) Effects on Continued Listing. After the Acceptance Time, the Company shall, upon Acquiror’s request, take all action reasonably necessary to elect to be treated as a “controlled company” as defined by the Nasdaq.

Section 1.04 Compulsory Offer. If Acquiror receives valid acceptances pursuant to the Offer (or, subject to Acquiror’s compliance with its obligations hereunder, otherwise acquires Company Ordinary Shares at or below the Offer Price during the period of the Offer), in respect of not less than 90% of the Offer Shares (other than those already held by the Acquiror, its related corporations (as such term is defined in the Companies Act, Chapter 50 of Singapore law) or their respective nominees as at the date of the Offer and excluding any Company Ordinary Shares held as treasury shares), then Acquiror shall exercise its right under the Companies Act, Chapter 50 of Singapore law, to compulsorily acquire, at the Offer Price, those Offer Shares of shareholders of the Company who have not accepted the Offer.

ANNEX II

CONDITIONS TO THE OFFER

Notwithstanding any other term of the Offer or the Agreement, Acquiror shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Acquiror’s obligation to pay for or return tendered Company Ordinary Shares promptly after the termination or withdrawal of the Offer), pay for any Company Ordinary Shares tendered pursuant to the Offer unless:

(a) there shall have been validly tendered and not validly withdrawn prior to the expiration of the Offer that number of Company Ordinary Shares that would represent at least ninety percent (90%) of the Offer Shares that are not held by or on behalf of Acquiror or any of its Subsidiaries and subject to the consent of the SIC and compliance with the Singapore Code (if applicable) (the “Minimum Tender Condition”); provided, however, that Acquiror may, in its discretion (and notwithstanding anything to the contrary contained in this Agreement, without the consent of the Company), reduce the Minimum Tender Condition to that number of Offer Shares which, when added to the Company Ordinary Shares held by or on behalf of Acquiror and its Subsidiaries, would represent at least fifty-one percent (51%) of the voting rights attributable to the maximum potential issued Company Ordinary Shares as of the expiration of the Offer;

(b) the Agreement shall not have been terminated;

(c) the representations and warranties of the Company contained in this Agreement shall be true and correct on and as of the Acceptance Time except: (A) for failures to be true and correct that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole, (B) for changes expressly required by this Agreement and (C) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct, subject to the qualifications as set forth in the preceding clause (A), as of such particular date) (it being understood that, for purposes of determining the accuracy of such representations and warranties, (x) all “Material Adverse Effect” qualifications (other than the Material Adverse Effect qualification set forth in Section 2.5) and other qualifications based on the word “material” or similar phrases contained in such representations and warranties shall be disregarded (it being understood and agreed that the phrase “similar phrases” shall not be deemed to include any dollar thresholds) and (y) any update of or modification to the Company Disclosure Schedule made or purported to have been made after the date of this Agreement shall be disregarded), and Acquiror shall have received a certificate with respect to the foregoing signed on behalf of the Company by an authorized executive officer of the Company;

(d) no Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which (i) is in effect and (ii) has the effect of making the Acquisition illegal or otherwise prohibiting consummation of the Acquisition;

(e) the waiting period (and any extension thereof) under the HSR Act relating to the Acquisition shall have expired or been terminated. All clearances, consents, approvals, orders or authorizations of Governmental Entities required by the Antitrust Laws of the jurisdictions set forth in Schedule 6.1(f) shall have been obtained and/or any waiting periods (and extensions thereof) applicable to the Acquisition under the Antitrust Laws of the jurisdictions set forth on Schedule 6.1(f) shall have expired or been terminated;

(f) the Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Acceptance Time, and Acquiror shall have received a certificate to such effect signed on behalf of the Company by an authorized executive officer of the Company;

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(g) no Material Adverse Effect on the Company shall have occurred since the date hereof and be continuing;

(h) there shall not be any (i) pending suit, action or proceeding initiated by any Governmental Entity of competent jurisdiction challenging or seeking to restrain or prohibit the consummation of the Offer or any of the other transactions contemplated by this Agreement or (ii) pending suit, action, or proceeding initiated by any Governmental Entity of competent jurisdiction seeking to require Acquiror or the Company or any of their Subsidiaries or affiliates to effect any remedial measures that Acquiror is not required to accept pursuant to Section 5.7; and

(i) the third party consent set forth in Schedule 6.3(e) shall have been obtained.

For purposes of determining whether the Minimum Tender Condition has been satisfied, Acquiror shall have the right to include or exclude for purposes of its determination thereof shares tendered in the Offer pursuant to guaranteed delivery procedures.

The foregoing conditions shall be in addition to, and not a limitation of, the rights and obligations of Acquiror to extend, terminate or modify the Offer pursuant to the terms and conditions of this Agreement.

The foregoing conditions are for the sole benefit of Acquiror and, subject to the terms and conditions of this Agreement and the applicable rules and regulations of the SEC, SIC, Court or any other applicable Governmental Entity, may (other than the Minimum Tender Condition) be waived by Acquiror in whole or in part at any time and from time to time in its sole discretion prior to the expiration of the Offer. The failure of Acquiror at any time to exercise any of the foregoing rights prior to the expiration of the Offer shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time prior to the expiration of the Offer.

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